Exhibit 10.1

EXECUTION VERSION

SENIOR BRIDGE CREDIT AGREEMENT

dated as of July 30, 2015

among

DELPHI AUTOMOTIVE PLC,

as Parent and the Borrower,

DELPHI CORPORATION.

as Corporation and a Borrower,

DELPHI AUTOMOTIVE LLP,

as UK Holdco,

DELPHI AUTOMOTIVE HOLDINGS US LIMITED,

as Intermediate Holdco,

The Lenders From Time to Time Party Hereto,

and

BARCLAYS BANK PLC,

as Administrative Agent

BARCLAYS BANK PLC,

as Sole Bookrunner and Sole Lead Arranger

-i-

-ii-

SCHEDULES:

Schedule 2.01	–	Commitments
Schedule 3.07	–	Consolidated Total Assets
Schedule 6.07	–	Affiliate Transactions

EXHIBITS:

Exhibit A	–	Form of Assignment and Assumption
Exhibit B-1	–	Form of Borrowing Request
Exhibit B-2	–	Form of Interest Election Request

-iii-

This SENIOR BRIDGE CREDIT AGREEMENT (this “Agreement”) dated as of July 30, 2015, among DELPHI AUTOMOTIVE PLC, a public limited company organized under the laws of Jersey (the “Borrower” or “Parent”), DELPHI CORPORATION, a Delaware corporation (“Corporation”, and together with Parent, the “Borrowers”), DELPHI AUTOMOTIVE LLP, a limited liability partnership formed under the laws of England and Wales with registered number 0C348002 and with a registered office at Canon Place, 78, Cannon Street, London EC4N 6AF (“UK Holdco”), DELPHI AUTOMOTIVE HOLDINGS US LIMITED (formerly Delphi Holdings S.a.r.l.), a limited company organized under the laws of Jersey (“Intermediate Holdco”), the LENDERS from time to time party hereto and BARCLAYS BANK PLC, as Administrative Agent.

RECITALS

WHEREAS, the Borrower (as this and other capitalized terms used in these Recitals are defined in Section 1.01 below) intends to acquire, directly or indirectly through its wholly-owned Subsidiaries, all of the issued and to be issued ordinary shares of the Target (the “Target Shares”) by way of a Scheme, or as the case may be, an Offer (the “Acquisition”). To effect the Acquisition, the Borrower will consummate the transactions contemplated by the Scheme Documents or, as the case may be, the Offer Documents and (if applicable) pursuant to the Squeeze-out Procedures;

WHEREAS, in connection with the Acquisition, the Borrower intends to finance the payment of the cash consideration and any fees and expenses related to the Acquisition with (i) proceeds of up to £550.0 million from Borrowings hereunder and (ii) proceeds from borrowings under the Existing Credit Agreement and cash on hand in an aggregate amount at least equal to £540.0 million; and

WHEREAS, the Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

IN CONSIDERATION THEREOF, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Bank” means (a) a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by S&P or Baa1 or higher by Moody’s or a comparable rating from an internationally recognized credit rating agency; or (b) any other bank or financial institution approved by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Acceptance Condition” means the condition with respect to the number of acceptances to the Offer which must be secured to declare the Offer unconditional as to acceptances which shall not be less than 75% of the Target Shares to which the Offer relates.

“Acquired Entity or Business” means each Person, property, business or assets acquired by the Borrower or a Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary.

“Acquisition” has the meaning assigned to such term in the recitals hereto.

“Acquisition Documents” means the Scheme Documents or the Offer Documents (as the case may be).

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for Dollar or Sterling deposits (as applicable) for such Interest Period, multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Barclays (including its branches and Affiliates), in its capacity as administrative agent for the Lenders hereunder, or any successor administrative agent.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Transaction” has the meaning assigned to such term in Section 6.07.

“Agents” means the Administrative Agent and the Arranger.

“Agreement Currency” has the meaning assigned to such term in Section 2.21.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for Dollar deposits for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Creditor” has the meaning assigned to such term in Section 2.21.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments or total Loans represented by such Lender’s Commitments or Loans, as applicable.

“Applicable Rate” means the applicable rate determined as follows based on the Corporate Ratings:

Pricing Level	Corporate Ratings	Closing Date – Day 89		Day 90 – Day 179		Day 180 – Day 269		Day 270 – Maturity Date
		Eurocurrency Loans	ABR Loans	Eurocurrency Loans	ABR Loans	Eurocurrency Loans	ABR Loans	Eurocurrency Loans	ABR Loans
1	At least BBB+ (stable or better) or at least Baa1 (stable or better)	1.125%	0.125%	1.375%	0.375%	1.625%	0.625%	1.875%	0.875%
2	Pricing Level 1 does not apply but at least BBB or at least Baa2	1.25%	0.25%	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%
3	Pricing Levels 1 and 2 do not apply but at least BBB- or at least Baa3	1.50%	0.50%	1.75%	0.75%	2.00%	1.00%	2.25%	1.25%
4	Pricing Levels 1, 2 and 3 do not apply but at least BB+ or at least Ba1	1.75%	0.75%	2.00%	1.00%	2.25%	1.25%	2.50%	1.50%
5	None of Pricing Levels 1, 2, 3 or 4 applies	2.25%	1.25%	2.50%	1.50%	2.75%	1.75%	3.00%	2.00%

For purposes of the foregoing (i) if the Corporate Ratings shall fall within the same Pricing Level, the Applicable Rate shall be determined by reference to such Pricing Level, (ii) if both Corporate Ratings are in effect and if such Corporate Ratings shall fall within different Pricing Levels, the Applicable Rate shall be based on (a) the higher of the two ratings if one rating is one Pricing Level lower than the other, (b) one category next below that of the higher rating if one rating is two Pricing Levels lower than the other and (c) one Pricing Level higher than the lower rating if one rating is more than two Pricing Levels lower than the other, (iii) if only one (but not both) Corporate Rating is in effect, the Applicable Rate shall be determined by reference to the Pricing Level in which such rating falls, (iv) if no Corporate Rating is in effect (other than by reason of the circumstances referred to in the last sentence of this definition), then each Rating Agency shall be deemed to have established a rating in Pricing Level 5 and (v) if the Corporate Ratings established or deemed to have been established by a Rating Agency, shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate obligors, the Borrower and the Lenders shall negotiate in good faith to amend the definition of the Applicable Rate to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall, at the option of the Borrower, be determined (i) as set forth above using the rating from such Rating Agency most recently in effect prior to such change or cessation or (ii) disregarding the rating from such Rating Agency.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Arranger” means Barclays Bank PLC in its capacities as sole lead arranger and sole bookrunner for this Agreement.

“Asset Sale” means any Disposition of Property or series of related Dispositions of Property pursuant to clause (j) of Section 6.11 (assuming that a Covenant Suspension Period is not then in effect) which yields net cash proceeds to the Borrower or any of its Subsidiaries in excess of (i) $25,000,000 in the aggregate for any such Disposition or series of related Dispositions or (ii) $100,000,000 when aggregated with all other Dispositions pursuant to clause (j) of Section 6.11 following the Effective Date (assuming that no Covenant Suspension Period has been in effect since the Effective Date) that are excluded as Asset Sales as a result of clause (i) of this definition.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04 of this Agreement), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a secured lending agreement, would constitute the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or factoring arrangement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.

“Available Amount” means, at any time (the “Reference Time”), an amount (which may not be negative) equal to:

(a) the sum, without duplication, of:

(i) an amount (if positive) equal to 50% of Consolidated Net Income for the period (taken as a single accounting period) from January 1, 2012 through the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the Reference Time (excluding amounts of Consolidated Net Income for any fiscal quarter during which a Covenant Suspension Period was in effect), plus

(ii) the amount of any cash or Cash Equivalents received by the Borrower (other than from a Subsidiary) from and including the Effective Date through and including the Reference Time (excluding any such amounts received during a Covenant Suspension Period) from the issuance and sale of its Qualified Equity Interests except to the extent applied pursuant to Section 6.06(a)(vi), plus

(iii) the amount of net cash proceeds received by the Borrower or its Subsidiaries from and including the Effective Date through and including the Reference Time of any Indebtedness of the Borrower or its Subsidiaries issued after the Effective Date that has been converted into or exchanged for Qualified Equity Interests (excluding any such net cash proceeds received during a Covenant Suspension Period) except to the extent applied pursuant to Section 6.06(a)(ii); provided that this clause (iii) shall exclude Indebtedness that has been converted or exchanged for Qualified Equity Interests sold to the Borrower or its Subsidiaries, plus

(iv) the amount of any distribution in cash or Cash Equivalents received by the Borrower or any Subsidiary or received by the Borrower or any Subsidiary upon any Disposition from and including the Effective Date through and including the Reference Time (excluding any such amounts received during a Covenant Suspension Period), in each case, in respect of any Investment made in reliance on Section 6.05(l) and (v) (not to exceed the original amount of such Investment), minus

(b) the sum, without duplication, of:

(i) the aggregate amount of Restricted Payments made pursuant to Sections 6.04(g)(y), (h), (i)(x) and (k) on or after the Effective Date and prior to the Reference Time; plus

(ii) the aggregate amount of Investments made on or after the Effective Date in reliance on Sections 6.05(l) and (v) prior to the Reference Time; plus

(iii) the aggregate amount of prepayments of Specified Indebtedness made in reliance on Section 6.06(a)(iv)(y) and (a)(v) on or after the Effective Date and prior to the Reference Time.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Barclays” means Barclays Bank PLC.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“board of directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and

(d) with respect to any other Person, the individual or board or committee of such Person serving a management function similar to those described in clauses (a), (b) or (c) of this definition.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement; it being understood that (i) when used in the singular form, the “Borrower” shall mean Parent and (ii) when used in the plural form, the “Borrowers” shall mean Parent and Corporation (and a reference to a Borrower, each Borrower or either Borrower shall be a reference to Parent or Corporation, each of Parent and Corporation or either of Parent and Corporation, respectively).

“Borrowing” means Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Bridge Facility Escrow Account” means an escrow account subject to an Bridge Facility Escrow Agreement.

“Bridge Facility Escrow Agent” means the “Escrow Agent” (or any other similar term) as defined in the Bridge Facility Escrow Agreement.

“Bridge Facility Escrow Agreement” means an escrow agreement entered into between the Borrowers as the client and the Bridge Facility Escrow Agent (which must be an Acceptable Bank) in form and substance reasonably satisfactory to the Administrative Agent.

“Bridge Facility Escrow Period” has the meaning assigned to it in Section 4.04.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that (a) when used in connection with a Eurocurrency Loan denominated in Dollars, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market and (b) when used in connection with a Eurocurrency Loan denominated in Sterling, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Sterling deposits in the London interbank market.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations as of any date shall be the capitalized amount thereof determined in accordance with GAAP that would appear on a balance sheet of such Person prepared as of such date.

“Cash Consideration Account” means, collectively, the “Payment Accounts” established under the Cash Consideration Account Agreement.

“Cash Consideration Account Agreement” means the Account Bank Agreement dated as of July 24, 2015 among, inter alios, Delphi International Operations Luxembourg S.a.r.l., Barclays, as financial advisor, and Citibank, N.A., London Branch, as account bank.

“Cash Consideration Account Amount” means cash and Cash Equivalents comprised of the proceeds of a borrowing under the Existing Credit Agreement and cash and Cash Equivalents on hand of the Borrower and its Subsidiaries in an aggregate amount at least equal to £540,000,000. The term “Cash Consideration Account Amount” shall include any interest earned on the amounts held on the Cash Consideration Account.

“Cash Equivalents” means

(a) Sterling, Dollars or money in other currencies received in the ordinary course of business;

(b) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed or insured by the United States federal government or any agency thereof;

(c) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(d) demand deposit, certificates of deposit and time deposits with maturities of one (1) year or less from the date of acquisition and overnight bank deposits of any commercial bank, supranational bank or trust company having capital and surplus in excess of $500,000,000;

(e) repurchase obligations with respect to securities of the types (but not necessarily maturity) described in clauses (b) and (c) above, having a term of not more than ninety (90) days, of banks (or bank holding companies) or subsidiaries of such banks (or bank holding companies) and non-bank broker-dealers listed on the Federal Reserve Bank of New York’s list of primary and other reporting dealers (“Repo Counterparties”) which Repo Counterparties have capital, surplus and undivided profits aggregating in excess of $500,000,000 (or the foreign equivalent thereof) and which Repo Counterparties or their parents (if the Repo Counterparties are not rated) will at the time of the transaction be rated A-1 by S&P (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization;

(f) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within one (1) year after the day of acquisition;

(g) short-term marketable securities of comparable credit quality to those described in clauses (a) through (f) above;

(h) shares of money market mutual or similar funds that invest at least 95% in assets satisfying the requirements of clauses (a) through (g) of this definition; and

(i) in the case of the Borrower or an International Subsidiary, substantially similar Investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Subsidiary conducts business.

“Cash Management Bank” means any Person that was a Lender or an Affiliate of a Lender (i) on the Effective Date or at the time it enters into an agreement with the Borrower or any Subsidiary with respect to Cash Management Obligations or (ii) at the time the Borrower notifies the Administrative Agent that such Lender and its Affiliates are “Cash Management Banks” hereunder.

“Cash Management Obligations” means obligations owed by the Borrower or any Subsidiary to any Cash Management Bank in respect of (1) any overdraft and related liabilities arising from treasury, depository and cash management services, any automated clearing house transfers of funds or any commercial cards, (2) letter of credit facilities in favor of or on behalf of International Subsidiaries designated in writing delivered to the Administrative Agent by the Borrower as “Cash Management Obligations” in an aggregate principal amount not to exceed $15,000,000 at any time outstanding and (3) the Borrower’s or any Subsidiary’s participation in commercial (or purchasing) card programs at any Cash Management Bank (“card obligations”).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any Property in excess of (i) $25,000,000 for any individual event or series of related events or (ii) $100,000,000 when aggregated with all events that are excluded as “Casualty Events” following the Effective Date (assuming that no Covenant Suspension Period has been in effect since the Effective Date) as a result of clause (i) of this definition.

“Certain Funds Account Withdrawal” has the meaning assigned to such term in Section 4.04.

“Certain Funds Borrowing” means a Borrowing made or to be made during the Certain Funds Period where such Borrowing is to be made solely to finance the Transactions.

“Certain Funds Conditions” means each of the following:

(a) the Effective Date has occurred;

(b) no Certain Funds Default is continuing or would result from the making of any Certain Funds Borrowing;

(c) it is not unlawful for any Loan Party to perform any of its respective material obligations under this Agreement; and

(d) it is not unlawful under the laws of England and Wales, Jersey or New York or U.S. Federal laws for any Lender to make a Loan.

“Certain Funds Covenant” means, in each case, solely in relation to each Credit Agreement Party (and, for the avoidance of doubt, excluding the Target and its subsidiaries and excluding any covenant or procurement obligation with respect to the Target and its subsidiaries), the covenants set forth in Sections 5.03(i), 5.08, 5.13(a), 5.13(b), 5.13(c) and 5.13 (e) (with respect to delivery of any material Offer Documents or Scheme Documents, as applicable), 5.13(f), 6.02 (solely to the extent of liens voluntarily created by a Credit Agreement Party), 6.03, 6.04, 6.06, 6.11, 6.12(b) (other than with respect to 6.12(b)(i), to the extent that such breaches, taken as a whole, could reasonably be expected to materially and adversely affect the Borrower’s ability to consummate the Acquisition) and 6.14 (other than clause (c) thereof).

“Certain Funds Default” means any continuing Event of Default, in each case relating to any Credit Agreement Party only (and, for the avoidance of doubt, excluding the Target and its subsidiaries and excluding any Event of Default or procurement obligation with respect to the Target and its subsidiaries), arising under Sections 7.01(b), 7.01(c) (in relation to a Certain Funds Representation only), 7.01(d), 7.01(e) (in the case of such clauses (d) and (e), in relation to a Certain Funds Covenant only), 7.01(h) (solely with respect to the Borrower), 7.01(i), 7.01(j) and 7.01(o) (solely in relation to the Guaranty of any Credit Agreement Party).

“Certain Funds Period” means the period from and including the Effective Date and ending on the earliest of:

(a) midnight (London time) on June 30, 2016, or such later date (if any) as the Borrower and the Target may, with the consent of the Panel, agree and (if required) the court may allow, but in any event, no later than the 364th day following the Effective Date;

(b) the date falling ten (10) Business Days after the Effective Date in the event that the Press Release has not been issued;

(c) if the Acquisition is to be effected by a Scheme, the earliest of (i) the first Business Day falling 14 days after the Scheme Effective Date; (ii) [reserved]; (iii) the earliest of the date on which the Scheme lapses, the Scheme is rejected by the shareholders of Target or by the High Court of Justice in England and Wales or the Target has withdrawn or terminated the Scheme in compliance with the City Code, the requirements of the Panel and all applicable laws (and the Borrower will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of such any lapse, rejection, withdrawal or termination); or (iv) the date on which the Target becomes a direct wholly owned subsidiary of the Borrower and the Borrower has paid for the all shares in the Target beneficially owned by it; except in each case where the Borrower elects to effect the Acquisition by way of an Offer in accordance with the provisions of this Agreement; and

(d) if the Acquisition is to be effected by way of an Offer, the earliest of (i) the date which falls 14 days after the Offer has closed or, if the Offer has closed in circumstances where Target is entitled or obliged to conduct a Squeeze-out Procedure such longer period as is necessary to complete such Squeeze-out Procedure; (ii) [reserved]; (iii) the date on which the Offer is withdrawn or terminated or the bid has lapsed in compliance with the City Code, the requirements of the Panel and all applicable laws (and the Borrower will notify the Administrative Agent in writing as soon as reasonably practicable once it becomes aware of such withdrawal, termination or lapse); or (iv) the date on which the Target becomes a direct wholly owned subsidiary of the Borrower and the Borrower has paid for the all shares in the Target beneficially owned by it.

“Certain Funds Representations” means, solely with respect to statements made in relation to any Credit Agreement Party (and, for the avoidance of doubt, excluding the Target and its subsidiaries and excluding any representation or procurement obligation with respect to the Target and its subsidiaries), the representations and warranties set forth in the first sentence of Section 3.01 (with respect to valid existence only) and in Sections 3.02 and 3.03 (but only to the extent of Sections 3.03(a) and (b)) and 3.15 (solely with respect to the use of proceeds of the Loans).

“Change in Control” means the occurrence of any event, transaction or occurrence as a result of which:

(a) any “person” or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules and regulations of the SEC thereunder) has the ability to appoint the majority of the members of the Borrower’s board of directors (or comparable governing body); or

(b) the Borrower ceases to own, directly or indirectly through any one or more wholly-owned Subsidiaries, 100% of the Equity Interests of Corporation.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.14.

“City Code” means the UK City Code on Takeovers and Mergers.

“Clean-Up Period” has the meaning assigned to such term in Section 7.02(a).

“Closing Date” means the first date after the Effective Date, which shall be a Business Day, on which all of the conditions set forth in Section 4.02 have been satisfied or waived and the Loans are made to the Borrowers.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Loan Party in or upon which a Lien is granted under any Collateral Document.

“Collateral Documents” means, during any Collateral Requirement Period, the Pledge and Security Agreement, the Mortgages, the Non-U.S. Security Agreement and each other document executed and delivered by a Loan Party granting a Lien on any of its property to secure payment of all or any part of the Obligations.

“Collateral Requirement Period” means each period during which the Obligations are required to be secured by Liens pursuant to Section 5.09.

“Collateral Suspension Period” means each period during which the Obligations are not required to be secured by Liens pursuant to Section 5.09.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder, as such commitment may be reduced from time to time pursuant to Section 2.08. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments as of the Effective Date is £550.0 million.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Companies Act” means the Companies Act of 2006 of England and Wales, as amended.

“Companies House” means the office for company administration and registrations in England and Wales operated by the Registrar of Companies.

“Consolidated EBITDA” means Consolidated Net Income plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense and charges, deferred financing fees and milestone payments in connection with any investment or series of related investments, losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of gains on such hedging obligations, and costs of surety bonds in connection with financing activities, (ii) expense and provision for taxes paid or accrued, (iii) depreciation, (iv) amortization (including amortization of intangibles, including, but not limited to goodwill), (v) non-cash charges recorded in respect of purchase accounting or impairment of goodwill, intangibles or long-lived assets and non-cash exchange, translation or performance losses relating to any foreign currency hedging transactions or currency fluctuations except to the extent representing an accrual for future cash outlays, (vi) any other non-cash items except to the extent representing an accrual for future cash outlays, (vii) any unusual, infrequent or extraordinary expense, loss or charge (including, without limitation, the amount of any restructuring, integration, transition, executive severance, facility closing and similar charges accrued during such period, including any charges to establish accruals and reserves or to make payments associated with the reassessment or realignment of the business and operations of the Borrower and its Subsidiaries, including, without limitation, the sale or closing of facilities, severance, stay bonuses and curtailments or modifications to pension and post-retirement employee benefit plans, asset write-downs or asset disposals (including leased facilities), write-downs for purchase and lease commitments, start-up costs for new facilities, writedowns of excess, obsolete or unbalanced inventories, relocation costs which are not otherwise capitalized and any related promotional costs of exiting products or product lines) in an amount not to exceed $300,000,000 in any four fiscal quarter period, (viii) without duplication, income of any non-wholly owned Subsidiaries and deductions attributable to minority interests, (ix) any non-cash costs or expenses incurred by the Borrower or a Subsidiary pursuant to any employee or management equity plan or stock plan with respect to Equity Interests of the Borrower, (x) expenses with respect to casualty events, (xi) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with any Permitted Acquisition or Investment permitted hereunder and (xii) non-cash charges pursuant to SFAS 158, minus, to the extent included in Consolidated Net Income, the sum of (x) any unusual, infrequent or extraordinary income or gains and (y) any other non-cash income (except to the extent representing an accrual for future cash income), all calculated for the Borrower and its Subsidiaries in accordance with GAAP on a consolidated basis; provided that, to the extent included in Consolidated Net Income, (A) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Agreements for currency exchange risk) and (B) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of SFAS 133.

“Consolidated Interest Expense” means, with reference to any period, the interest expense whether or not paid in cash (including, without limitation, interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, without duplication: (a) imputed interest attributable to Capital Lease Obligations of the Borrower and its Subsidiaries for such period, (b) commissions, discounts and other fees and charges owed by the Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period, (c) amortization or write-off of debt discount and debt issuance costs, premium, commissions, discounts and other fees and charges associated with Indebtedness of the Borrower and its Subsidiaries for such period, (d) cash contributions to any employee stock ownership plan or similar trust made by the Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than the Borrower or a wholly owned

Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period, (e) all interest paid or payable with respect to discontinued operations of the Borrower or any of its Subsidiaries for such period, (f) the interest portion of any deferred payment obligations of the Borrower or any of its Subsidiaries for such period, (g) all interest on any Indebtedness of the Borrower or any of its Subsidiaries of the type described in clause (e) or (f) of the definition of “Indebtedness” for such period and (h) the interest component of all Attributable Receivables Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Total Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period; provided that, in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) extraordinary items, (b) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis), (c) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with the consummation of any Permitted Acquisition, investment, asset disposition, issuance or repayment of debt, purchase, issuance or sale of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) the cumulative effect of a change in accounting principles.

“Consolidated Senior Indebtedness” means, as of any date of determination, Consolidated Total Indebtedness as of such date, excluding any amount of Indebtedness included therein that is not secured by a Lien on any Property of the Borrower or any Subsidiary as of such date.

“Consolidated Senior Leverage Ratio” means, for any Test Period, the ratio of (a) Consolidated Senior Indebtedness as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Subsidiaries” means Subsidiaries that would be consolidated with the Borrower in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (i) the aggregate principal amount of Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding as of such time of a type required to be reflected on a balance sheet prepared at such time on a consolidated basis in accordance with GAAP minus (ii) the lesser of (x) $750,000,000 and (y) the aggregate amount of unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries held free and clear of any Lien other than Liens permitted by clause (a), (b), (f), (i), (l), (o), (p), (u), (v) or (x) of Section 6.02 and Liens under the Collateral Documents.

“Control” means, with respect to any Person, the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Corporate Ratings” means (i) the Borrower’s or Corporation’s corporate credit rating from S&P and (ii) the Borrower’s or Corporation’s corporate family rating from Moody’s, or, in each case, an equivalent rating by any other Rating Agency; provided that, in each case, if there are ratings in effect for both the Borrower and Corporation from a single Rating Agency, then the “Corporate Ratings” from such Rating Agency shall be based on the lower rating.

“Corporation” has the meaning assigned to such term in the preamble to this Agreement.

“Covenant Suspension Period” means each period commencing on (x) to the extent that no Reversion Date has occurred since the Effective Date, the Effective Date or (y) in any other case, any date on which both Corporate Ratings are Investment Grade Ratings and no Default or Event of Default has occurred and is continuing and (ii) ending on the date that either Corporate Rating ceases to be an Investment Grade Rating (any such date, a “Reversion Date”).

“Credit Agreement Parties” means the Borrowers and the Parent Guarantors (excluding Delphi Automotive Holdings Limited).

“Credited Amount” has the meaning assigned to such term in Section 4.04.

“Debt Issuance” means the issuance or incurrence of Indebtedness referred to in clause (a) or (b) of the definition thereof by the Borrower or any of its Subsidiaries, including, for the avoidance of doubt, any issuance or incurrence of Indebtedness referred to in clause (a) or (b) of the definition thereof in connection with, or to finance the Transactions (or refinance any such Indebtedness) whether or not issued and deposited in an escrow account, but excluding Excluded Debt and the Loans.

“Default” means any event or condition, which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent or any Lender in writing, or has made a public statement to the effect, that it does not intend or expect to comply with (i) any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii) its funding obligations generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund its Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance reasonably satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, public equity offering or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments in accordance with the terms hereof), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and except as permitted in clause (a) above), in whole or in part, (c) requires the scheduled payments of dividends in cash (for this purpose, dividends shall not be considered required if the issuer has the option to permit them to accrue, cumulate, accrete or increase in liquidation preference or if the issuer has the option to pay such dividends solely in Qualified Equity Interests), or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date.

“Disqualified Institution” means, on any date, (a) any Person designated by the Borrower as a “Disqualified Institution” by written notice delivered to the Administrative Agent on or prior to the Effective Date and (b) any other Person that is a competitor of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by name in writing to the Administrative Agent and the Lenders not less than five (5) Business Days prior to such date and the Affiliates of such competitors reasonably identifiable on the basis of their name; provided that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the Laws of the United States of America, any state thereof or the District of Columbia.

“Effective Date” means the first date, which shall be a Business Day, on which all of the conditions set forth in Section 4.01 have been satisfied or waived.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, imposing liability or standards of conduct concerning protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or the effect of Hazardous Materials or the environment on health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equity Issuance” means the issuance of Equity Interests of the Borrower or any of its Subsidiaries to any Person following the Effective Date, other than (i) by the Borrower to any of its Subsidiaries or by any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower or otherwise ratably with respect to any such Subsidiary’s Equity Interests and (ii) pursuant to any employee equity compensation plan, employee benefit plan, stock option or stock purchase plan, management equity plans, or other similar benefit plans or compensation arrangements or accommodations for current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries existing on the Effective Date or established thereafter in the ordinary course of business or pursuant to dividend reinvestment plans established for the benefit of the common stockholders of the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the occurrence with respect to any Plan of a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan pursuant to Sections 4041(c) or 4042 of ERISA; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“European Union” means the region comprised of member states of the European Union pursuant to the Treaty establishing the European Community (signed in Rome on 25 March 1967) as amended by the Treaty on the European Union (signed in Maastricht on 7 February 1992).

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the Sterling Equivalent of any other currency, the rate at which such other currency may be exchanged into Sterling at or about 11:00 a.m. (Local Time) on the date of determination on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Sterling for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Debt” means (i) intercompany Indebtedness between or among the Borrower and any of its Subsidiaries, (ii) credit extensions under the Existing Credit Agreement (and any refinancing, renewal, refunding, extension or replacement of either or both thereof in an aggregate principal amount not to exceed the refinanced, renewed, refunded, extended or replaced funded amount thereof plus accrued and unpaid interest or premiums thereon and fees and expenses incurred in connection therewith plus (without duplication) an amount equal to any commitment unutilized thereunder; provided that, the Indebtedness incurred pursuant to such refinancing, renewal, refunding, extension or replacement shall have a maturity, and a Weighted Average Life to Maturity no shorter than the Indebtedness so refinanced, renewed, refunded, extended or replaced), (iii) any refinancing, renewal, refunding, extension or replacement of any Indebtedness existing on the Effective Date in an aggregate principal amount not to exceed the refinanced, renewed, refunded, extended or replaced amount plus accrued and unpaid interest or premiums thereon and fees and expenses incurred in connection therewith; provided that, the Indebtedness incurred pursuant to such refinancing, renewal, refunding, extension or replacement shall have a maturity, and a Weighted Average Life to Maturity no shorter than the Indebtedness so refinanced, renewed, refunded, extended or replaced, (iv) any commercial paper backed by the Existing Credit Agreement (or under any facilities refinancing, renewing, refunding, extending or replacing the Existing Credit Agreement and meeting the requirements set forth in clause (ii) above), (v) any borrowings under this Credit Agreement, (vi) any Indebtedness issued or incurred in the ordinary course of business for operating debt or working capital purposes, (vii) any other local Indebtedness incurred by an International Subsidiary (other than any Parent Guarantor) for the purpose of financing its and such other International Subsidiaries’ (other than any Parent Guarantor) local business and operations and local capital expenditures (but, for the avoidance of doubt, not in order to provide material intercompany financing or investing for the Parent’s and its Subsidiaries’ consolidated businesses internationally) and (viii) any Indebtedness that would be permitted to be incurred by the Borrower and its Subsidiaries if a Covenant Suspension Period was not then in effect, other than Indebtedness permitted pursuant to Section 6.01(h), (r) and (s) or Indebtedness incurred pursuant to Section 2.19 of the Existing Credit Agreement.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party under any Loan Document, (a) taxes imposed on (or measured by) its net or overall gross income (or capital, net worth and similar Taxes imposed in lieu thereof) and franchise taxes imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in, such jurisdiction, or as a result of any other present or former connection between such recipient and such jurisdiction, other than any connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits taxes under Section 884(a) of the Code, or any similar tax, imposed by any jurisdiction described in (a), (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. withholding tax that is imposed pursuant to a Law in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such U.S. withholding tax pursuant to Section 2.16(a), (d) any withholding tax attributable to a Lender’s failure to comply with Section 2.16(e) (i.e., failure to deliver a form that it is legally entitled to deliver), (e) any tax imposed pursuant to current Sections 1471 through 1474 of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official interpretations thereof and any intergovernmental agreement entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules or official practice adopted pursuant to any such intergovernmental agreement (“FATCA”), (f) any VAT and (g) interest, additions to taxes and penalties with respect to any taxes described in clauses (a) through (f) of this definition.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement, dated as of March 1, 2013, by and among the Borrower (as parent thereunder), UK Holdco, Intermediate Holdco, Corporation (as borrower thereunder), the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Credit Agreement Amendment” has the meaning assigned to such term in Section 5.09(c).

“Existing Loan Document” means any Loan Document as defined in the Existing Credit Agreement, as in effect on the date hereof.

“Existing Loan Documents Indebtedness” means any Indebtedness created under the Existing Loan Documents and Permitted Refinancing Indebtedness in respect thereof.

“Facility” means the Commitments and the Loans.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other monetary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or monetary obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation or the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors” means each Borrower (other than with respect to its own Obligations), the U.S. Guarantors and the International Guarantors.

“Guaranty” means (i) the guaranty, dated as of the Effective Date and as amended and supplemented from time to time, executed by the Borrowers and each of the Parent Guarantors and (ii) each New Guaranty delivered to the Administrative Agent pursuant to Section 5.09.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as “hazardous” or “toxic”, or as a “pollutant” or a “contaminant”, pursuant to any Environmental Law.

“Hedge Bank” means any Person that was a Lender or an Affiliate of a Lender (i) on the Effective Date or at the time it enters into a Swap Agreement with the Borrower or any Subsidiary or (ii) at the time the Borrower notifies the Administrative Agent that such Lender and its Affiliates are “Hedge Banks” hereunder.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, milestone payments incurred in connection with any investment or series of related investments, any earn-out obligation except to the extent such obligation is a liability on the balance sheet of such Person in accordance with GAAP at the time initially incurred and deferred or equity compensation arrangements payable to directors, officers or employees), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such Property (except to the extent otherwise provided in this definition), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all obligations of such Person under any Swap Agreement and (k) all Attributable Receivables Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor; provided that “Indebtedness” shall not include current intercompany liabilities and advances incurred in the ordinary course of business.

“Indemnified Taxes” means all Taxes other than Excluded Taxes and Other Taxes.

“Indemnitees” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.12.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Eurocurrency Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months, or any other period as may be agreed to by all applicable Lenders, thereafter, as the Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, thereafter, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Intermediate Holdco” has the meaning assigned to such term in the preamble to this Agreement.

“International Guarantors” means (a) each Parent Guarantor that is an International Subsidiary and (c) each other International Subsidiary that from time to time is a party to the Guaranty pursuant to Section 5.09 or otherwise.

“International Subsidiary” means any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Interpolated Rate” means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a) LIBOR applicable to the longest period (for which LIBOR is available) which is less than the Interest Period of that Loan; and

(b) LIBOR applicable to the shortest period (for which LIBOR is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” means, as to any Person, any acquisition of, or investment by such Person in, any other Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person or (b) a loan, advance or capital contribution to, Guarantee of monetary obligations of, assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person or (d) any Restricted Payment by any U.S. IP Loan Party to the Borrower or any Subsidiary that is not a U.S. Loan Party; provided that (x) “Investments” shall not include intercompany current liabilities and advances incurred in the ordinary course of business and (y) “Investments” shall not include any Restricted Payment pursuant to the foregoing clause (d) (1) to the extent of any cash contributions or cash distributions made by any parent company of a U.S. IP Loan Party to any U.S. Loan Party (to the extent such contribution was not in connection with a transaction that increased the Available Amount) or (2) to the extent that the proceeds of such Restricted Payment are substantially concurrently distributed or contributed (which may be pursuant to a series of intermediate transfers) to a U.S. Loan Party. For purposes of Section 6.05, (i) the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, and (ii) in the event the Borrower or any Subsidiary (an “Initial Investing Person”) transfers an amount of cash or other Property (the “Invested Amount”) for purposes of permitting the Borrower or one or more other Subsidiaries to ultimately make an Investment of the Invested Amount in the Borrower, any Subsidiary or any other Person (the Person in which such Investment is ultimately made, the “Subject Person”) through a series of substantially concurrent intermediate transfers of the Invested Amount to the Borrower or one or more other Subsidiaries other than the Subject Person (each an “Intermediate Investing Person”), including through the incurrence or repayment of intercompany Indebtedness, capital contributions or redemptions of Equity Interests, then, for all purposes of

Section 6.05, any transfers of the Invested Amount to Intermediate Investing Persons in connection therewith shall be disregarded and such transaction, taken as a whole, shall be deemed to have been solely an Investment of the Invested Amount by the Initial Investing Person in the Subject Person and not an Investment in any Intermediate Investing Person.

“Investment Grade Rating” means (i) the Borrower’s or Corporation’s, as applicable, corporate credit rating is equal to or higher than BBB- (or the equivalent) by S&P and (ii) the Borrower’s or Corporation’s, as applicable, corporate family rating is equal to or higher than Baa3 (or the equivalent) by Moody’s, or if S&P or Moody’s cease to provide ratings an equivalent rating by any replaced Rating Agency, in each case with a stable or better outlook.

“Judgment Currency” has the meaning assigned to such term in Section 2.21.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lenders” means the Persons listed on Schedule 2.01 to this Agreement and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“LIBO Rate” means, for any Interest Period as to any Eurocurrency Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (“LIBOR”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Sterling (if such Eurocurrency Loan is denominated in Sterling) or Dollars (if such Eurocurrency Loan is denominated in Dollars), determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Sterling or Dollars, as applicable, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that, if LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, LIBOR shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the LIBO Rate will be deemed to be zero.

“LIBOR” has the meaning assigned to such term in the definition of LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement or title retention agreement (or any capital lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, the Guaranty (other than during a Covenant Suspension Period as it relates to the Guaranty by Guarantors other than any Parent Guarantor or Corporation), the Collateral Documents (other than during a Collateral Suspension Period), any promissory notes executed and delivered pursuant to Section 2.09(e) and any amendments, agreements, waivers, supplements or other modifications to any of the foregoing.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Loans” means the loans made by the Lenders to either Borrower pursuant to this Agreement.

“Local Time” means (a) local time in New York City, with respect to the times for the receipt and sending of notices by and to, and the disbursement by or payment to, the Administrative Agent or any Lender domiciled in the U.S.; (b) local time in London, England, with respect to (i) the determination of “Sterling Equivalent” and (ii) the times for the determination of “LIBO Rate” and with respect to the receipt and sending of disbursements or payments in Sterling; (c) local time at the place of determination, if such local time as of such place for determination is specified herein; and (d) in all other circumstances, local time in London, England.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition of the Borrower and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000 (including, for the avoidance of doubt, any Indebtedness under the Existing Credit Agreement). For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Real Property” means, on any date, any real property owned by any Loan Party with a fair market value as of such date in excess of $5,000,000.

“Material Subsidiary” means any Subsidiary (or group of Subsidiaries as to which a specified condition applies) that would be a “significant subsidiary” under Rule 1-02(w) of Regulation S-X; it being understood that, in any event, Corporation shall be a “Material Subsidiary”.

“Maturity Date” means the date that is 364 calendar days after the Closing Date inclusive of the Closing Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.14.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, deeds to secure debt, security deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Administrative Agent, and any other mortgages executed and delivered pursuant to Section 5.09.

“Mortgaged Property” means each Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) with respect to any Asset Sale or any Casualty Event, an amount equal to (i) the sum of cash and Cash Equivalents received in connection with such Asset Sale or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Subsidiary) less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property subject to such Asset Sale or Casualty Event and that is required to be repaid (and is repaid) in connection with such Asset Sale or Casualty Event (other than Indebtedness under the Loan Documents and Indebtedness secured by Liens that are subject to an intercreditor agreement to which the Administrative Agent is a party), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Borrower or such Subsidiary in connection with such Asset Sale or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith and (D) the Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Asset Sale or Casualty Event; provided that “Net Cash Proceeds” shall include (i) any cash or Cash Equivalents received upon the Disposition of any non-cash consideration received by the Borrower or any Subsidiary in any such Asset Sale, (ii) an amount equal to any reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (C) above at the time of such reversal and (iii) an amount equal to any estimated liabilities described in clause (D) above that have not been satisfied in cash within three hundred and sixty-five (365) days after such Asset Sale or Casualty Event; and (b) with respect to any Debt Issuance or Equity Issuance by the Borrower or any Subsidiary, an amount equal to (i) the sum of the cash received in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance.

“New Guaranty” has the meaning specified in Section 5.09(b).

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18(b).

“Non-Tendered Amount” means the amount to be deposited by the Borrowers in the Bridge Facility Escrow Account on the Closing Date in respect of amounts payable to the Non-Tendering Shareholders and any holder of options or conversion or subscription rights in the Target in connection with the Squeeze-out Procedures.

“Non-Tendering Shareholders” means those shareholders of the Target from whom valid and complete acceptances have not been received on or before the date on which the Offer becomes or is declared unconditional in all respects.

“Non-U.S. Security Agreement” means, collectively, each local law security agreement, pledge agreement or other document executed and delivered pursuant to Section 5.09 in order to secure the Obligations by the assets of an International Guarantor.

“Obligations” means all indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and other monetary obligations of any of the Borrowers and their respective Subsidiaries to any of the Lenders, their Affiliates and the Administrative Agent, individually or collectively (direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured), arising or incurred under this Agreement or any of the other Loan Documents or any Secured Hedge Agreement (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party) or Cash Management Obligation (including under any of the Loans made), in each case whether now existing or hereafter arising, whether all such obligations arise or accrue before or after the commencement of any bankruptcy, insolvency or receivership proceedings (and whether or not such claims, interest, costs, expenses or fees are allowed or allowable in any such proceeding).

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by the Borrower to effect the Acquisition (as that offer may be amended in accordance with the terms of this Agreement).

“Offer Documents” means the offer document sent by the Borrower to the shareholders of the Target in respect of the Offer (along with any revision to the Offer) or any document to reflect a change from a Scheme to an Offer and any other document designated as such by the Borrower and the Administrative Agent.

“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the City Code, a firm intention to make the Offer, which shall be consistent in all material respects with the press release provided to the Administrative Agent pursuant to Section 4.01(n).

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional in all respects.

“Original Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2011, amended and restated as of May 17, 2011 and as of September 14, 2012 and as amended as of January 22, 2013, by and among Parent, UK Holdco, Intermediate Holdco, Corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, excluding any such Tax imposed as a result of an assignment (other than an assignment made at the request of either Borrower pursuant to Section 2.18) by a Lender (an “Assignment Tax”), if such Assignment Tax is imposed as a result of the assignor or assignee being organized in or having its principal office or applicable lending office in the taxing jurisdiction, or as a result of any other present or former connection between the assignor or assignee and the taxing jurisdiction, other than a connection arising from having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Documents by a Lender.

“Panel” means the Panel on Takeovers and Mergers.

“Parallel Debt” has the meaning set forth in Article VIII.

“Parent” has the meaning assigned to such term in the preamble to this Agreement.

“Parent Guarantor” means each Guarantor that is a direct or indirect parent of Corporation (for the avoidance of doubt, other than the Borrower).

“Participant” has the meaning set forth in Section 9.04(c).

“Participant Register” has the meaning set forth in Section 9.04(c)(ii).

“Party” means any party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor entity performing similar functions.

“Permitted Acquisition” means the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that the following conditions are satisfied to the extent applicable:

(a) each applicable Loan Party and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.09, within the times specified therein;

(b) the aggregate amount of Investments (without duplication for any Investment made through a series of Investments) made by U.S. Loan Parties in Persons that are not required to become U.S. Loan Parties upon consummation of any such Investment, and do not become U.S. Loan Parties as a result of such Investment (except as otherwise permitted by Section 6.05) shall not exceed the greater of (x) $1,000,000,000 and (y) 10.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(c) the acquired Property, business or Person is in a business permitted under Section 6.12;

(d) (1) at the time of and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing and (2) on a Pro Forma Basis, the Borrower shall be in compliance with the covenants set forth in Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) immediately preceding such purchase or other acquisition, and satisfaction of such requirements shall be evidenced by a certificate from a Financial Officer of the Borrower delivered to the Administrative Agent containing a reasonably detailed calculation; and

(e) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than the date on which any such purchase or other acquisition is consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this definition have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition (or within the time periods required by Section 5.09).

“Permitted Debt Securities” means the Senior Notes and any other Indebtedness consisting of notes or loans under credit agreements, indentures other similar agreements or instruments incurred or Guaranteed by Loan Parties following the Effective Date; provided that (i) such Indebtedness does not mature or have scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (other than customary offers to repurchase upon a change of control, asset sale or casualty event and customary acceleration rights after an event of default) prior to the 91st day after the Maturity Date (or in the case of Indebtedness secured by a first priority lien, prior to the Maturity Date), (ii) except for Permitted Secured Notes, such Indebtedness is not secured by any assets of the Borrower or any of its Subsidiaries, (iii) such Indebtedness is not incurred or guaranteed by any Subsidiaries that are not Loan Parties, and (iv) the other terms and conditions relating to such debt securities or loans (other than interest rates and call protection) are not in the aggregate materially more restrictive than the terms of this Agreement as determined in good faith by the Borrower.

“Permitted Domestic Reorganization” means (i) the transfer of Indebtedness and/or Equity Interests of one or more Subsidiaries of the Borrower to a U.S. Guarantor that is a direct Subsidiary of a Permitted Subsidiary Holding Company by the Borrower and its Subsidiaries in exchange for Indebtedness and/or Equity Interests of such Permitted Subsidiary Holding Company and (ii) the issuance of Indebtedness by the Borrower and its Subsidiaries to an International Guarantor so long as such Indebtedness (w) is not in a principal amount in excess of $3,225,000,000 at any time outstanding, (x) is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent, (y) does not require any amortization of principal or payment of cash interest prior to the date that is six months after the Maturity Date except as permitted by Section 6.06 and (z) is pledged as Collateral by such International Guarantor pursuant to the Pledge and Security Agreement (except during a Collateral Suspension Period).

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or other governmental charges that (i) are not yet due and payable or (ii) are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, workmen’s, suppliers’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) (i) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (including to support letters of credit or bank guarantees) and (ii) Liens, pledges or deposits in the ordinary course of business securing liability for premiums or reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing insurance to the Borrower or any Subsidiary;

(d) Liens or deposits to secure the performance of bids, trade contracts, governmental contracts, tenders, statutory bonds, leases, statutory obligations, surety, stay, customs, appeal and replevin bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations), in each case in the ordinary course of business;

(e) Liens in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(f) easements, restrictions (including zoning restrictions), rights-of-way, covenants, licenses, encroachments, oil and gas leases, protrusions and similar encumbrances and minor title defects affecting real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and

(g) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease, sublease, license or sublicense entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for (a) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Borrower and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the respective Receivables Sellers or (b) the factoring, sale or pledge by one or more Receivables Sellers of Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in connection with Receivables-backed financing programs of International Subsidiaries, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means (i) Receivables (whether now existing or arising in the future) of International Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (ii) loans to International Subsidiaries secured by Receivables (whether now existing or arising in the future) of International Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably customary for transactions of this type, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (in the good faith determination of the Borrower) either (i) the terms as so amended, modified, supplemented, refinanced or replaced are reasonably customary for transactions of this type or (ii)(x) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Borrower or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, and (y) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any material respect to the interests of the Lenders.

“Permitted Receivables Related Assets” means any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization or Receivables-backed financing programs involving accounts receivable and any collections or proceeds of any of the foregoing.

“Permitted Refinancing Indebtedness” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension, (b) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the earlier of (x) the final maturity date of the Indebtedness so modified, refinanced, refunded, renewed or extended and (y) the date which is 91 days after the Maturity Date, (c) other than with respect to Permitted Refinancing Indebtedness in respect of Indebtedness permitted pursuant to Section 6.01(e), such modification, refinancing, refunding, renewal or extension has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders (in the good faith determination of the Borrower) as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended and (e) if the Indebtedness being modified, refinanced, refunded, renewed or extended is secured by Liens that are subject to an intercreditor agreement to which the Administrative Agent is a party, then any Liens securing the modified, refinanced, refunded, renewed or extended Indebtedness do not have a higher priority compared to the Liens securing the Obligations than the Liens securing the Indebtedness being modified, refinanced, refunded, renewed or extended.

“Permitted Secured Notes” means (i) Refinancing Indebtedness, (ii) Permitted Debt Securities issued or incurred pursuant to Section 6.01(r)(x)(2) and (iii) any Permitted Refinancing Indebtedness in respect of the Indebtedness described in the foregoing clauses (i) and (ii), in each case, that are secured by a Lien permitted by Section 6.02(v).

“Permitted Subsidiary Holding Company” means any newly formed Subsidiary organized under the laws of the United Kingdom, any member of the European Union as in effect on the Effective Date, the Cayman Islands or the U.K. Channel Islands (including Jersey) formed for purposes of acting as a direct or indirect holding company of Subsidiaries of the Borrower and that is a disregarded entity for United States federal income tax purposes so long as (i) 100% of the Equity Interests of such Subsidiary are owned directly by a U.S. Loan Party or other Permitted Subsidiary Holding Company, (ii) such Subsidiary is not engaged in any substantial activities other than holding the Equity Interests and/or Indebtedness of the Borrower and Subsidiaries of the Borrower and (iii) such entity becomes a party to the Guaranty (except during a Covenant Suspension Period) and the Pledge and Security Agreement (except during a Collateral Suspension Period) pursuant to a joinder agreement in form satisfactory to the Administrative Agent and otherwise satisfies the requirements of Section 5.09 applicable thereto.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge and Security Agreement” means a pledge and security agreement that is required to be delivered pursuant to Section 5.09.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the one-year anniversary of the date on which such Permitted Acquisition is consummated.

“Press Release” means (in relation to the Scheme) the Scheme Press Release or (in relation to the Offer) the Offer Press Release.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Forma Adjustment” means, for any applicable period of measurement that includes all or any part of a fiscal quarter included in the Post-Acquisition Period, with respect to the Consolidated EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Consolidated EBITDA that is (i) consistent with Regulation S-X or (ii) projected by the Borrower in good faith as a result of (a) actions that have been taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or cost synergies or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and its Subsidiaries and, in each case, which are expected to have a continuing impact on the consolidated financial results of the Borrower, calculated assuming that such actions had been taken on, or such costs had been incurred since, the first day of such period; provided that, any such pro forma increase or decrease to such Consolidated EBITDA shall be without duplication for cost savings or additional costs already included in such Consolidated EBITDA for such period of measurement.

“Pro Forma Basis” means with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower owned by the Borrower or any of its Subsidiaries or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness and (c) any Indebtedness incurred or assumed by the Borrower or any of the Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Qualified Equity Interests” means Equity Interests of the Borrower other than Disqualified Equity Interests.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a corporate family or corporate credit rating on the Borrower or Corporation publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower and reasonably satisfactory to the Administrative Agent which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).

“Receivables Entity” means a wholly owned International Subsidiary of the Borrower which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any other Subsidiary of the Borrower (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Borrower or any other Subsidiary of the Borrower in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Borrower or any other Subsidiary of the Borrower, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Borrower nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Borrower, and (c) to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by a certificate of a Responsible Officer of the Borrower certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means International Subsidiaries (other than Receivables Entities) that are from time to time party to the Permitted Receivables Facility Documents.

“Receiving Agent” means the receiving agent appointed in accordance with the Receiving Agent’s Letter.

“Receiving Agent’s Letter” means the letter appointing the Receiving Agent in respect of the Offer.

“Refinancing Indebtedness” means any Permitted Debt Securities that are designated as “Refinancing Indebtedness” in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent on or prior to the date such Permitted Debt Securities are issued.

“Register” has the meaning set forth in Section 9.04.

“Regulation S-X” means Regulation S-X under the Securities Act of 1933, as amended.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person.

“Required Lenders” means, at any time, Lenders having Loans or Commitments, as applicable, representing more than 50% of the sum of the total Loans or Commitments, as applicable, at such time; provided that the Loans and Commitments held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” has the meaning assigned to such term in clause (h) of Article VIII.

“Responsible Officer” of any Person means any executive officer or financial officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Restricted Payments” means any dividend or other distribution (whether in cash, securities or other property (other than Qualified Equity Interests)) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property (other than Qualified Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Reversion Date” has the meaning set forth in the definition “Covenant Suspension Period”.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act proposed by the Target to the Scheme Shareholders in connection with the Acquisition as contemplated by the Scheme Circular (as such Scheme Circular may be amended in accordance with the terms of this Agreement).

“Scheme Circular” means the circular to the Scheme Shareholders to be issued by the Target setting out the proposals for the Scheme stating the recommendation of the Acquisition and the relevant Scheme to the Scheme Shareholders by the board of directors of the Target which is consistent in all material respects with the Scheme Press Release and convening a court approved meeting of the Scheme Shareholders in order to seek their approval of the Scheme.

“Scheme Documents” means the Scheme Press Release, the Scheme Resolution and the Scheme Circular and any other document designated as a Scheme Document by the Borrower and the Administrative Agent.

“Scheme Effective Date” means the first Business Day the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Scheme Press Release” means the press release announcing the terms of the Scheme in compliance with Rule 2.7 of the City Code, which shall be consistent in all material respects with the press release provided to the Administrative Agent pursuant to Section 4.01(n).

“Scheme Resolution” means the resolution referred to and in the form set out in the Scheme Circular.

“Scheme Shareholders” means all the holders of the Scheme Shares.

“Scheme Shares” means the shares in the Target subject to the Scheme being all of the Target Shares.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between any Loan Party or any Subsidiary and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, the Cash Management Banks and any Affiliate of a Lender to which Obligations are owed, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII.

“Senior Notes” means (i) $800 million principal amount of 5.00% senior notes due 2023, (ii) $700 million principal amount of 4.15% senior notes due 2024 (in each case of clauses (i) and (ii), issued by Corporation and outstanding on the Effective Date) and (iii) €700 million principal amount of 1.50% senior notes due 2025, issued by the Borrower and outstanding on the Effective Date.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become absolute and matured and (d) such Person is not engaged in any business, as conducted on such date and as proposed to be conducted following such date, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Domestic Subsidiary” means (a) each wholly owned Domestic Subsidiary of the Borrower that is a direct or indirect parent of Corporation and (b) each wholly owned Domestic Subsidiary of Corporation, in each case formed or acquired after the Effective Date other than (i) any Receivables Entity, (ii) any Domestic Subsidiary that is a subsidiary of an International Subsidiary (other than any direct or indirect parent of the Borrower), (iii) any Domestic Subsidiary that has no material assets other than stock of one or more International Subsidiaries (other than any direct or indirect parent of the Borrower) and (iv) any Domestic Subsidiary that on a consolidated basis with its Subsidiaries did not have consolidated revenues in excess of 1% of the Borrower’s consolidated revenues for the most recently ended four fiscal quarter period of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b) and did not have consolidated total assets in excess of 1% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered on or prior to the Effective Date or pursuant to Section 5.01(a) or (b); provided that upon any wholly owned Domestic Subsidiary ceasing to meet the requirements of both of clauses (ii) and (iii) and one or both of clauses (i) and (iv) of this definition, the Borrower shall be deemed to have acquired a Specified Domestic Subsidiary at such time and shall cause such Domestic Subsidiary to comply with the applicable provisions of Section 5.09.

“Specified Event of Default” means any Event of Default under clause (a), (b), (h) or (i) of Article VII.

“Specified Indebtedness” means (i) Permitted Debt Securities (other than Permitted Secured Notes subject to Liens subject to a customary first lien intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent), (ii) Indebtedness of the U.S. Loan Parties created in connection with a Permitted Domestic Reorganization and (iii) any Permitted Refinancing Indebtedness in respect of the Indebtedness described in the foregoing clauses (i) and (ii).

“Specified International Subsidiary” means (i) each International Subsidiary of the Borrower that is a direct or indirect parent company of Corporation, including, without limitation, as of the Effective Date, UK Holdco and Intermediate Holdco and (ii) each Permitted Subsidiary Holding Company.

“Specified Transaction” means, with respect to any Test Period, any of the following events occurring after the first day of such Test Period and prior to the applicable date of determination: (i) any Investment by the Borrower or any Subsidiary (x) in any Person (including in connection with a Permitted Acquisition) other than a Person that was a wholly-owned Subsidiary on the first day of such period involving consideration paid by the Borrower or any Subsidiary in excess of $25,000,000 or (y) pursuant to Section 6.05(v), (ii) any Asset Sale or Casualty Event, (iii) any incurrence or repayment of Indebtedness (in each case, other than borrowings and repayments of Indebtedness in the ordinary course of business under revolving credit facilities except to the extent there is a reduction in the related revolving credit commitment) and (iv) any Restricted Payment (x) involving consideration paid by the Borrower or any Subsidiary in excess of $25,000,000 or (y) pursuant to Section 6.04(k).

“Squeeze-out Payments” means any payments to be made to Non-Tendering Shareholders and any holder of options or conversion or subscription rights in the Target in connection with the Squeeze-out Procedures and/or related expenses.

“Squeeze-out Procedures” means any step or transaction arising as a result or part of the implementation or completion of the procedures contained in sections 979-982 of the Companies Act pursuant to which the Borrower may acquire any remaining Target Shares.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Sterling” or “£” refers to lawful money of the United Kingdom.

“Sterling Equivalent” means, on any date of determination, (a) with respect to any amount in Sterling, such amount, and (b) with respect to any amount in any other currency, the equivalent in Sterling of such amount, determined by the Administrative Agent pursuant to Section 1.08 using the Exchange Rate with respect to such currency at the time in effect under the provisions of such Section.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of directors or other governing body are at the time beneficially owned, directly or indirectly, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Switch Notice” has the meaning assigned to such term in Section 5.13(f).

“Syndication Letter” means that certain Syndication Letter dated as of the date hereof, by and among the Borrowers and Barclays.

“Target” means HellermannTyton Group PLC, a public limited company organized under the laws of England and Wales.

“Target Shares” has the meaning assigned to such term in the recitals hereto.

“Taxes” means any and all present or future taxes, levies, imposts, duties, assessments, withholdings (including backup withholding), and similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means the period of four fiscal quarters of the Borrower ending on a specified date.

“Ticking Fee” has the meaning provided in Section 2.11(b).

“Transaction Expenses” means any fees or expenses incurred or paid by either Borrower or any of their respective Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby in connection therewith.

“Transactions” means, collectively, (a) the Acquisition, (b) the funding of the Loans on the Closing Date, (c) any repayment of Indebtedness of the Target and its subsidiaries, (d) the consummation of any other transactions in connection with the foregoing, (e) the payment of Transaction Expenses, (f) the payment to be made to a holder of options or conversion or subscription rights in the Target pursuant to an offer or proposal required to be made in connection with the Acquisition by the City Code, (g) the compulsory acquisition of the Target Shares under the Companies Act, (h) the making, if applicable, of intercompany loans and distributions to effect the Transactions and (i) the deposit of the funds required to pay the Non-Tendering Shareholders and any holder of options or conversion or subscription rights in the Target in connection with the Squeeze-out Procedures, in the Bridge Facility Escrow Account.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (signed February 7, 1992), as amended from time to time.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UK Holdco” has the meaning assigned to such term in the preamble to this Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York.

“U.S. Guarantor” means each Domestic Subsidiary that from time to time is party to the Guaranty, pursuant to Section 5.09 or otherwise.

“U.S. IP Loan Party” means any U.S. Guarantor whose primary purpose is to hold intellectual property of the Borrower and the Subsidiaries (either through being the registered owner of such intellectual property or through licensing arrangements or otherwise) and that is designated by a Responsible Officer of the Borrower as a “U.S. IP Loan Party.”

“U.S. Loan Parties” means Corporation and the U.S. Guarantors.

“VAT” means (i) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurocurrency Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurocurrency Borrowing”).

SECTION 1.03. Terms Generally.

(a) Unless separate definitions are provided for the singular and plural forms of a specified term, the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, refinanced, restated, replaced or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) Luxembourg Terms. In this Agreement, a reference to:

(i) a “liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrator receiver, administrator or similar officer” includes any:

(A) juge-commissaire and/or insolvency receiver (curateur) appointed under the Luxembourg Commercial Code;

(B) liquidateur appointed under Articles 141 to 151 of the Luxembourg Act dated 10 August 1915;

(C) juge-commissaire and/or liquidateur appointed under Article 203 of the Luxembourg Act dated 10 August 1915 on commercial companies;

(D) commissaire appointed under the Grand-Ducal Decree dated 24 May 1935 or under Articles 593 to 614 of the Luxembourg Commercial Code; and

(E) juge délégué appointed under the Luxembourg Act dated 14 April 1886;

(ii) a “winding-up, administration or dissolution” includes, without limitation, bankruptcy (faillite), liquidation, composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement) and controlled management (gestion contrôlée); and

(iii) a person being “unable to pay its debts” includes that person being in a state of cessation of payments (cessation de paiements).

SECTION 1.04. Accounting Terms; GAAP.

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. In addition, notwithstanding any other provision contained herein, (i) the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Effective Date and (ii) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

(b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant or the compliance with or availability of any basket contained in this Agreement with respect to any Test Period, the Consolidated Leverage Ratio and Consolidated Senior Leverage Ratio shall be calculated with respect to such period on a Pro Forma Basis.

SECTION 1.05. Payments on Business Days. When the payment of any Obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, with respect to any payment of interest on or principal of Eurocurrency Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day. The Parties agree and intend that no Loan shall be for a term which is longer than 364 days and nothing herein shall extend the term of any Loan beyond 364 days from the date the first Loan is made hereunder (inclusive of such date).

SECTION 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to London, England time.

SECTION 1.07. [Reserved].

SECTION 1.08. Currency Translation; Change of Currency.

(a) The Administrative Agent shall determine the Sterling Equivalent of any Borrowing denominated in Dollars as of each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing Request or Interest Election Request with respect to such Borrowing, in each case using the Exchange Rate for the applicable currency in relation to Sterling in effect on the date of determination, and each such amount shall be the Sterling Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.08(a).

(b) The Administrative Agent shall notify the Borrower and the applicable Lenders of each calculation of the Sterling Equivalent of each Borrowing.

SECTION 1.09. Borrower Representative. Corporation hereby designates the Borrower as its agent for the purposes of issuing Borrowing Requests and Interest Election Requests or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, electing interest rate options, giving and receiving all other notices, approvals and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants and certifications) on its behalf under the Loan Documents. The Borrower hereby accepts such appointment. Corporation agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower shall be deemed for all purposes to have been made by Corporation and shall be binding upon and enforceable against Corporation to the same extent as if the same had been made directly by Corporation.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans to the Borrowers (on a joint and several basis) during the Certain Funds Period in a single drawing on the Closing Date in Sterling and/or Dollars in an aggregate principal amount not to exceed such Lender’s Commitment immediately prior to the making of the Loan. Loans repaid or prepaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that, the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.13, (i) each Borrowing denominated in Sterling shall be comprised entirely of Eurocurrency Loans and (ii) each Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurocurrency Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent, of such request either in writing (delivered by hand, facsimile, or via a pdf or similar file attached to an email), substantially in the form attached hereto as Exhibit B-1 and signed by the Borrower (a) with respect to Loans denominated in Dollars, (i) in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, one (1) Business Day before the date of the proposed Borrowing and (b) with respect to Loans denominated in Sterling, not later than 11:00 a.m., Local Time, three (3) Business Days before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall be substantially in the form of Exhibit B-1 and signed by the Borrower. Such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the currency and aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no currency is specified with respect to any Eurocurrency Borrowing, then the Borrower shall be deemed to have selected Sterling. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing denominated in Dollars, an ABR Borrowing and (ii) in the case of a Borrowing denominated in Sterling, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. [Reserved].

SECTION 2.05. [Reserved].

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by (x) in the case of Loans denominated in Dollars, 2:00 p.m., New York City time and (y) in the case of Loans denominated in Sterling, 12:00 noon, London time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Loan to be made on the Closing Date. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request (i) in the case of Loans denominated in Dollars, in New York City and (ii) in the case of Loans denominated in Sterling, in London, and in each case designated by the Borrower in the applicable Borrowing Request.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender severally agree, and the Borrowers jointly and severally agree, to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to either Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, (x) if such Borrowing is denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (y) if such Borrowing is denominated in Sterling, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of a payment to be made by either Borrower, the interest rate applicable to (i) in the case of Loans denominated in Dollars, ABR Loans and (ii) in the case of Loans denominated in Sterling, such Loan. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Subject to Section 2.02(b), each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section; provided that the Borrowers may not elect to convert any Borrowing denominated in Sterling to an ABR Borrowing and may not change the currency in which any Borrowing is denominated. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be substantially in the form of Exhibit B-2 or such other form approved by the Administrative Agent and signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrowers to elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d).

(c) Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies, the relevant currency, and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, (x) if such Borrowing is denominated in Dollars, it shall be converted to an ABR Borrowing and (y) if such Borrowing is denominated in Sterling, the Borrower shall be deemed to have selected an Interest Period of one month for such Borrowing. Except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Sterling may be continued for an Interest Period of more than one month’s duration, (ii) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (iii) unless repaid, (A) each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (B) each Borrowing denominated in Sterling shall be converted at the end of the Interest Period applicable thereto to a Eurocurrency Borrowing with an Interest Period of one month (or such shorter period as may be determined by the Administrative Agent in its discretion).

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitment of each Lender shall terminate in full on the earlier of (i) the end of the Certain Funds Period and (ii) the Closing Date (after giving effect to the Borrowing on such date).

(b) Optional

(i) The Borrower may at any time terminate, or from time to time reduce, the Commitments in whole or in part; provided that each reduction of the Commitments shall be in an aggregate amount not less than £7,500,000 and integral multiples of £750,000 in excess thereof.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under this Section 2.08(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(b) shall be irrevocable; provided that, a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(c) Mandatory

(i) Upon receipt by the Borrower or any of its Subsidiaries, on or after the Effective Date but prior to the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or a Casualty Event, but solely to the extent that such Net Cash Proceeds (or an amount equal to such Net Cash Proceeds) are not required to be applied to the obligations under the Existing Credit Agreement, the total Commitments shall be reduced no later than the Business Day following the receipt of such Net Cash Proceeds in an amount equal to 100% of such Net Cash Proceeds; provided that no such reduction shall be required pursuant to this Section 2.08(c)(i) with respect to Net Cash Proceeds arising from any Asset Sale or Casualty Event that Parent or any Subsidiary shall reinvest in accordance with Section 2.10(b)(i)(B); and

(ii) The Borrower shall promptly notify the Administrative Agent of receipt of such Net Cash Proceeds, and the Administrative Agent will promptly notify each Lender of its receipt of each such notice.

(d) Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) Each of the Borrowers hereby unconditionally promises on a joint and several basis to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan and all interest, fees and other amounts payable hereunder on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount and currency of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by promissory notes. In such event, each Borrower shall prepare, execute and deliver to such Lender promissory notes payable to such Lender and its registered assigns and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to Section 9.04 of this Agreement) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.10. Prepayment of Loans.

(a) Optional Prepayments.

(i) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to Section 2.15 and subject to prior notice in accordance with Section 2.10(a)(ii).

(ii) The Borrower shall notify the Administrative Agent in writing of any prepayment under this Section 2.10(a) (x)(I) in the case of prepayment of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of prepayment or (II) in the case of a Eurocurrency Borrowing denominated in Sterling, not later than 11:00 a.m., London time, four (4) Business Days before the date of prepayment or (y) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an aggregate amount not less than £7,500,000 and integral multiples of £750,000 in excess thereof.

(b) Mandatory Prepayments.

(i) (A) Upon receipt by the Borrower or any of its Subsidiaries, on or after the Closing Date, of Net Cash Proceeds arising from any Debt Issuance, Equity Issuance, Asset Sale or Casualty Event, the Borrower shall promptly (and in any event no later than the Business Day following the receipt of such Net Cash Proceeds), but solely to the extent that such Net Cash Proceeds (or an amount equal to such Net Cash Proceeds) are not required to be applied to the obligations under the Existing Credit Agreement, notify the Administrative Agent thereof and within ten (10) Business Days of such receipt, prepay the Loans in an amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(b)(i)(A) with respect to Net Cash Proceeds arising from any Asset Sale or Casualty Event that Parent or any Subsidiary shall reinvest in accordance with Section 2.10(b)(i)(B);

(B) The Borrower or any Subsidiary may, at its option, reinvest all or any portion of any Net Cash Proceeds arising from any Asset Sale or Casualty Event up to an aggregate amount not to exceed $250 million in assets useful for the Borrower’s or a Subsidiary’s business within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if the Borrower or a Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that, any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(b)(i)(A) or Section 2.08(c)(i) within five (5) Business Days after the end of the applicable time period set forth above; and

(C) Notwithstanding anything in this Section 2.10(b)(i) or in Section 2.08(c)(i) to the contrary, with respect to any reduction of Commitments under Section 2.08(c)(i) or prepayment under Section 2.10(b)(i), the Borrowers may use a portion of the Net Cash Proceeds from such Asset Sale or Casualty Event to prepay or repurchase any other senior Indebtedness (the “Applicable Other Indebtedness”) to the extent required or permitted pursuant to the terms of the documentation governing such Applicable Other Indebtedness, in which case, the amount of the reduction of Commitments pursuant to Section 2.08(c)(i) or the amount of the prepayment required to be offered pursuant to Section 2.10(b)(i) with respect to such Net Cash Proceeds shall be deemed to be the amount equal to the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Loans and the denominator of which is the sum of the outstanding principal amount of such Applicable Other Indebtedness and the outstanding principal amount of such Loans.

(ii) Promptly upon the expiration of the Bridge Facility Escrow Period, the Borrower shall notify the Administrative Agent thereof and apply any remaining amounts deposited in the Bridge Facility Escrow Account (less (x) any fees, costs or expenses required to be paid under the terms of the Bridge Facility Escrow Agreement (if any) and (y) any interest accruing during the Bridge Facility Escrow Period on amounts deposited in the Bridge Facility Escrow Account and which remain in the Bridge Facility Escrow Account at the end of the Bridge Facility Escrow Period) towards prepayment of the Loans.

(c) Promptly following receipt of any notice referred to in Section 2.10(a) or (b), the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12 and shall be subject to Section 2.15.

SECTION 2.11. Fees.

(a) Each of the Borrowers agrees (on a joint and several basis) to pay to the Administrative Agent for the account of each Lender a duration fee on each date set forth below in an amount equal to the percentage set forth opposite such date of the principal amount of the Loans owed to such Lender outstanding on such date (such fees to be earned and payable in full on such applicable date):

Date	Percentage
90 days after the Closing Date	0.50%
180 days after the Closing Date	0.75%
270 days after the Closing Date	1.00%

(b) Each of the Borrowers agrees (on a joint and several basis) to pay to the Administrative Agent for the account of each Lender a ticking fee (the “Ticking Fee”) at a rate per annum equal to 0.15%. The Ticking Fee shall accrue on the Commitments from the date that is 30 days after the Effective Date until the earlier of (x) the Closing Date and (y) the date of termination of the Commitments. Accrued fees under this Section 2.11(b) shall be payable on the earlier of the Closing Date and the date of termination of the Commitments.

(c) All fees payable hereunder shall be paid on the dates due, in Sterling in immediately available funds, to the Administrative Agent for distribution to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.12. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate in effect from time to time plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus (x) if such amount is denominated in Dollars, the rate applicable to ABR Loans as provided in paragraph (a) of this Section, or (y) if such amount is denominated in Sterling, the rate applicable to Eurocurrency Loans denominated in Sterling with a one month Interest Period.

(d) Accrued interest on each Loan shall be payable in the currency in which such Loan is denominated in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and interest on Loans denominated in Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in Sterling or Dollar:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period or currency; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy or transmission by electronic communication in accordance with Section 9.01(b) as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued (A) if such currency is denominated in Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is denominated in Sterling, shall bear interest at a rate per annum that equals the overnight rate or such other higher rate determined by the Administrative Agent that will cover the cost to the applicable Lenders of maintaining such Eurocurrency Borrowings.

SECTION 2.14. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition or Tax affecting this Agreement or Loans made by such Lender (other than any Excluded Taxes or any Taxes imposed on or attributable to any payments by or on account of any Loan Party or Other Taxes, which are governed solely by Section 2.16);

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or of maintaining its obligation to make any Loan to increase the cost to such Lender or to reduce the amount of any sum received or receivable by such Lender hereunder, whether of principal, interest or otherwise, in each case by an amount deemed by such Lender to be material in the context of its making of, and participation in, extensions of credit under this Agreement, then, upon the request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, upon the request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, no Lender shall be entitled to seek compensation under this Section 2.14 based on the occurrence of a Change in Law arising solely from the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender is generally seeking compensation from other borrowers with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.14.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.10), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10 and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profit) attributable to such event. Such loss, cost or expense to any Lender may be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (and excluding any Applicable Rate), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.16. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Taxes; provided that if any Loan Party or other applicable withholding agent shall be required to deduct any Taxes from any such payments, then (i) the applicable withholding agent shall make such deductions and timely pay any such Taxes to the relevant Governmental Authority in accordance with applicable law, and (ii) if the Tax in question is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions for Indemnified Taxes and Other Taxes (including deductions applicable to additional sums payable under this Section) have been made, the Administrative Agent or Lender (as the case may be) receives on the due date a net sum equal to the sum it would have received had no such deductions been required or made.

(b) In addition, without duplication of Section 2.16(a) the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Loan Parties shall, jointly and severally, indemnify each Lender and the Administrative Agent (each a “Tax Indemnitee”), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or attributable to any payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and Other Taxes, payable by such Tax Indemnitee (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this Section 2.16) other than any penalties arising as a result of the gross negligence or willful misconduct of such Lender or Agent, and any reasonable out-of-pocket expenses related thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by the Tax Indemnitee or by the Agent on its own behalf or on behalf of another Tax Indemnitee, accompanied by reasonable supporting documentation, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, and in any event within 30 days of any such payment, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrowers or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under any Loan Document. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its inability to do so.

(f) If a payment made to a Lender or the Administrative Agent under this Agreement or any other Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if it were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable) or if it may otherwise be required in order to comply with laws relating to FATCA, such Lender shall deliver to the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent as may be necessary for the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender or Administrative Agent has complied with such Lender’s or Administrative Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement

(g)

(i) All amounts expressed to be payable under a Loan Document by any Party to a Lender, the Arranger or the Administrative Agent which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (g)(ii) below, if VAT is or becomes chargeable on any supply made by any Lender, the Arranger or the Administrative Agent to any Party under a Loan Document and such Lender, the Arranger or the Administrative Agent is required to account to the relevant tax authority for the VAT, that Party must pay to such Lender, the Arranger or the Administrative Agent (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Lender, the Arranger or the Administrative Agent must promptly provide an appropriate VAT invoice to that Party).

(ii) If VAT is or becomes chargeable on any supply made by any Lender, the Arranger or the Administrative Agent (the “Supplier”) to any other Lender, the Arranger or the Administrative Agent, as the case may be (the “Recipient”) under a Loan Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(A)	(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)	(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(C)	Where a Loan Document requires any Party to reimburse or indemnify a Lender, the Arranger or the Administrative Agent for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Lender, the Arranger or the Administrative Agent for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender, the Arranger or the Administrative Agent reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(D)	Any reference in this clause (g) to any Party shall, at any time when such Party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply under the grouping rules (as provided for in Article 11 of the Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a Party shall be construed as a reference to that Party or the relevant group or unity (or fiscal unity) of which that Party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).

(E)	In relation to any supply made by a Lender, the Arranger or the Administrative Agent to any Party under a Loan Document, if reasonably requested by such Lender, the Arranger or the Administrative Agent, that Party must promptly provide such Lender, the Arranger or the Administrative Agent with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Lender, the Arranger or the Administrative Agent’s VAT reporting requirements in relation to such supply.

(h) If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.16, it shall promptly pay over such refund to the applicable Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes) and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the either Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

(i) The Administrative Agent and each Lender shall use commercially reasonable efforts to cooperate with the Borrowers in attempting to recover Indemnified Taxes and Other Taxes that the Borrower reasonably asserts were improperly imposed if (i) in the reasonable judgment of the Administrative Agent or such Lender, as applicable, such cooperation shall not subject the Administrative Agent or such Lender, as applicable, to any unreimbursed third party cost or expense or otherwise be materially disadvantageous to the Administrative Agent or such Lender, as applicable, and (ii) based on advice of the Borrowers’ (or applicable Loan Party’s) independent accountants or external legal counsel, there is a reasonable basis for such Loan Party to contest with the applicable Governmental Authority the imposition of such Indemnified Taxes or Other Taxes; provided, however, that any such attempts shall be at the sole cost of the Borrowers and each Borrower shall indemnify the Administrative Agent and each Lender for any costs it incurs in connection with complying with this Section 2.16(i). The Borrowers shall have the right to dispute or challenge in a reasonable manner and only to the extent necessary to protect its rights under applicable law, and at its sole cost and expense, the imposition of Indemnified Taxes with the relevant Governmental Authority. In no event will this Section 2.16(i) relieve either Borrower of its obligation to pay additional amounts to the Administrative Agent or any Lender under this Section 2.16. Any refund obtained shall be repaid to the applicable Borrower to the extent provided in Section 2.16(h).

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices referred to in Section 9.01 (or as otherwise directed by the Administrative Agent), except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan, and, except as otherwise expressly set forth in any Loan Document, all other payments under each Loan Document shall be made in Sterling.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant in accordance with the terms of this Agreement. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of either Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that either Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if either Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(a), 2.17(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.14, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree (on a joint and several basis) to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) If any Lender requests compensation under Section 2.14, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or any Lender is unable to fund its portion of any Loan as a result of any applicable law or regulation prohibiting, or any order, judgment or decree of any Governmental Authority enjoining, prohibiting or restraining, any Lender from making any Loan requested by either Borrower, or if any Lender (a “Non-Consenting Lender”) fails to grant a consent in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 9.02 for which the consent of each Lender or each affected Lender is required but the consent of the Required Lenders is obtained, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, to the extent required by Section 9.04 and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest) or the Borrower (in the case of all fees and other amounts).

SECTION 2.19. [Reserved].

SECTION 2.20. [Reserved].

SECTION 2.21. Judgment Currency. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from either Borrower hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased by the Administrative Agent with such other currency on the Business Day immediately preceding the day on which final, non-appealable judgment is given. The obligations of the Borrowers in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged, to the fullest extent permitted by applicable law, only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrowers agree, to the fullest extent that they may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Agreement Currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.17, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

SECTION 2.22. Defaulting Lenders.

(a) Adjustments. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to either Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any ticking fee pursuant to Section 2.11(b) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Credit Agreement Parties, jointly and severally, represent and warrant to the Administrative Agent and the Lenders as of the Effective Date (except as to representations and warranties made as of a certain date, which shall be made as of such certain date) and the Closing Date (after giving effect to the consummation of the Transactions and except as to representations and warranties made as of a certain date, which shall be made as of such certain date) that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and its Material Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. The schedule of Subsidiaries that the Borrower delivered in writing to the Administrative Agent on or prior to the Effective Date identifies each Material Subsidiary of the Borrower on the latest balance sheet date described in Section 3.04(a), if such Subsidiary is a Specified Domestic Subsidiary or a Specified International Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of its capital stock or other equity interests owned by the Borrower and the other Subsidiaries. All of the outstanding shares of capital stock and other equity interests, to the extent owned by the Borrower or any Subsidiary, of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on the schedule described in the preceding sentence as owned by the Borrower or another Subsidiary were owned, beneficially and of record, by the Borrower or any Subsidiary on the Effective Date free and clear of all Liens, other than Liens permitted under Section 6.02. As of the Effective Date, there were no outstanding commitments or other obligations of the Borrower or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary, except as disclosed on the schedule of Subsidiaries that the Borrower delivered in writing to the Administrative Agent on or prior to the Effective Date.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate, limited liability company or partnership powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. The Loan Documents have been duly executed and delivered by the Loan Parties party thereto and constitute a legal, valid and binding obligation of the Loan Parties party thereto, enforceable against such Loan Parties in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (A) other than during a Collateral Suspension Period, filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent, (B) the approvals, consents, registrations, actions and filings which have been duly obtained, taken, given or made and are in full force and effect and (C) those approvals, consents, registrations or other actions or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) any applicable law or regulation or order of any Governmental Authority or (ii) the charter, by-laws or other organizational documents of any Loan Party, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party, and (d) will not result in the creation or imposition of any Lien on any material asset of any Loan Party (other than pursuant to the Loan Documents (other than during a Collateral Suspension Period) and Liens permitted by Section 6.02); except with respect to any violation or default referred to in clause (b)(i) or (c) above, to the extent that such violation or default could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Statements; Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) its consolidated balance sheet and statements of earnings, stockholders equity and cash flows as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 reported on by Ernst & Young LLP, independent public accountants and (ii) its consolidated balance sheet and statements of earnings, stockholders equity and cash flows as of and for each fiscal quarter of the Borrower ended at least 45 days prior to the Closing Date (other than any fiscal quarter end that coincides with the end of a fiscal year of the Borrower), which financial statements, in each case, present fairly, in all material respects, its consolidated financial position and results of operations and cash flows as of such dates and for such periods in accordance with GAAP.

(b) To the extent made available to it, the Borrower has heretofore furnished to the Lenders (i) the consolidated balance sheet and statements of earnings, stockholders equity and cash flows of the Target as of and for the years ended December 31, 2014, December 31, 2013 and December 31, 2012 reported on by PriceWaterhouseCoopers LLC, independent public accountants and (ii) the consolidated balance sheet and statements of earnings, stockholders equity and cash flows as of and for each fiscal quarter of the Target ended at least 45 days prior to the Closing Date (other than any fiscal quarter end that coincides with the end of a fiscal year of the Target).

(c) As of the Effective Date, there has been no material adverse change in the business, assets, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2014.

SECTION 3.05. Properties.

(a) Each Loan Party has title to, or valid leasehold interests in, all its material real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes and except where the failure to have such title or interest could not reasonably be expected to have a Material Adverse Effect. There are no Liens on any of the real or personal properties of the Borrower or any Subsidiary except for Liens permitted by Section 6.02. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 5.05.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed or possesses the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth a calculation of the percentage of Consolidated Total Assets referred to in section 6.02(t) of the Existing Credit Agreement as of the Effective Date.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There are no labor controversies pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all agreements and other instruments (excluding agreements governing Indebtedness) binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940.

SECTION 3.09. Taxes. The Borrower and each of its Subsidiaries has timely filed or caused to be filed (taking into account extensions) all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in its capacity as a withholding agent), except, in each case, (a) Taxes that are being contested in good faith by appropriate proceedings that stay the enforcement of the tax in question and for which the Borrower or such Subsidiary, as applicable, has set aside on its books reserves to the extent required by GAAP or (b) to the extent that the failure to make such filing or payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. There is no current, proposed or, to the Borrower’s knowledge any pending, Tax assessment, deficiency or other claim against the Borrower or any of its Subsidiaries except (i) those being actively contested by the Borrower or such Subsidiary in good faith and by appropriate proceedings that stay the enforcement of the tax in question and for which adequate reserves have been provided in accordance with GAAP or (ii) those that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.10. Solvency. On Effective Date and on the Closing Date (after giving effect to the consummation of the Transactions), the Loan Parties, on a consolidated basis, are Solvent.

SECTION 3.11. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes or other labor disputes against the Borrower or any Subsidiary pending or, to the knowledge of either Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from the Borrower and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound, except as could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Disclosure. None of the reports, financial statements, certificates or other written information (excluding any financial projections or pro forma financial information) furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date of such statement, information, document or certificate was so furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections and pro forma financial information contained in the materials referenced above have been prepared in good faith based upon assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 3.13. Federal Reserve Regulations. No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (as defined in Regulation U).

SECTION 3.14. Security Interests. Other than during a Collateral Suspension Period, the provisions of each Collateral Document are (or, at the time delivered, will be) effective to create legal and valid Liens on all the Collateral in respect of which and to the extent such Collateral Document purports to create Liens in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, the proper filing of Mortgages with respect to Material Real Properties and the taking of all other actions to be taken pursuant to the terms of the Collateral Documents, such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the applicable Loan Party and all third parties to the extent required by the Collateral Documents.

SECTION 3.15. USA PATRIOT Act, Etc.

(a) (a) The Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) None of the Borrower or any of its Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any of the foregoing is (i) a person on the list of “Specially Designated Nationals and Blocked Persons” or (ii) currently subject to any U.S. sanctions administered by OFAC; and neither Borrower will directly or, to the knowledge of either Borrower, indirectly use the proceeds of the Loans or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

SECTION 3.16. ERISA. Except for those that would not, individually or in the aggregate, have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

SECTION 3.17. Acquisition Documents. The Administrative Agent and the Lenders have been furnished complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Effective Date or the Closing Date, as applicable. In the case of a Scheme, the Scheme Press Release contains all the material terms of the Scheme and the Scheme Circular reflects the Scheme Press Release in all material respects; and in the case of an Offer, the Offer Documents contain all material terms of the Offer and reflects the Offer Press Release in all material respects.

ARTICLE IV

CONDITIONS

SECTION 4.01. Conditions Precedent to Effectiveness

The effectiveness of this Agreement is subject to the satisfaction of the following conditions (the date such conditions are satisfied, or waived in accordance with Section 9.02, the “Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of this Agreement) that such party signed a counterpart of this Agreement.

(b) The Administrative Agent (or its counsel) shall have received from the Borrowers (A) either (i) a counterpart of the Syndication Letter signed on behalf of the Borrowers or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Syndication Letter) that the Borrowers signed a counterpart of the Syndication Letter.

(c) The Administrative Agent (or its counsel) shall have received from each Borrower and each Parent Guarantor either (A) a counterpart of the Guaranty signed on behalf of such Borrower or such Parent Guarantor, as applicable or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Guaranty) that each Borrower and each Parent Guarantor signed a counterpart of the Guaranty;

(d) The Administrative Agent shall have received a signed certificate of a Responsible Officer of the Borrower stating that (A) the representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of such date (except where any representation and warranty is expressly made as of a specific earlier date, in which case such representation and warranty shall be true in all material respects as of any such earlier date) and except that any representation and warranty qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects and (B) no Default as of the Effective Date has occurred and is continuing as of the Effective Date.

(e) The Administrative Agent shall have received the executed legal opinions of (i) Paul Hastings LLP, special New York counsel to the Borrowers and the Guarantors, (ii) CMS Cameron McKenna, local counsel to the Borrowers and the Guarantors in the United Kingdom and (iii) Carey Olsen, local counsel to the Borrowers and the Guarantors in Jersey, in each case, in form reasonably satisfactory to the Administrative Agent. The Borrowers hereby request such counsel to deliver such opinions.

(f) The Administrative Agent shall have received (i) a certificate of the Borrower dated as of the Effective Date, which shall (A) certify the resolutions of the board of directors, members or other body authorizing the execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents, (B) identify by name and title and bear the signatures of the officers of each Loan Party authorized to sign this Agreement and the other Loan Documents and (C) contain appropriate attachments, including the organization documents of each Loan Party certified, if applicable, by the relevant authority of the jurisdiction of organization of the such Loan Party and (ii) a good standing certificate (if relevant) as of a recent date for each Borrower and each Guarantor from its jurisdiction of organization.

(g) The Administrative Agent shall have received a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Effective Date, from a Financial Officer of the Borrower.

(h) To the extent reasonably requested in writing by the Lenders at least five Business Days prior to the Effective Date, the Lenders shall have received on or prior to the Effective Date all documentation and other information in order to allow the Lenders to comply with the USA PATRIOT Act, all “know-your-client”, anti-money laundering, and other similar checks required by the Lenders in relation to each of the Loan Parties.

(i) The Administrative Agent and the Arranger shall have received all fees and other amounts due and payable on or prior to the Effective Date pursuant to agreements entered into between Barclays and either Borrower in connection with the financing for the Acquisition, including, to the extent invoiced in reasonable detail at least two Business Days prior to the Effective Date, reimbursement or payment of all reasonable out-of-pocket legal fees and expenses of the Administrative Agent required to be reimbursed or paid by either Borrower hereunder or thereunder.

(j) The Administrative Agent shall have received the financial statements referenced in Section 3.04(a) and (b) above.

(k) The Administrative Agent (or its counsel) shall have received from each party thereto either (A) a counterpart of the Cash Consideration Account Agreement signed on behalf of such party or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic mail transmission in accordance with Section 9.01(b) of a signed signature page of the Cash Consideration Account Agreement) that such party signed a counterpart of this Agreement.

(l) The Cash Consideration Account Amount shall be funded into the Cash Consideration Account in accordance with the terms of the Cash Consideration Account Agreement.

(m) The Administrative Agent shall have received a draft Offer Press Release or Scheme Press Release, as applicable, certified by a Responsible Officer of the Borrower and in form and substance reasonably satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Borrower and the Lenders of the occurrence of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. Without limiting the generality of the provisions of clause (e) of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender, with a copy to the Borrower, prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02. Conditions Precedent to Certain Funds Borrowing. The obligation of each Lender to make a Loan on the occasion of the Certain Funds Borrowing is subject to the Effective Date having occurred and the following conditions:

(a) The Certain Funds Period shall not have ended.

(b) The Certain Funds Conditions shall have been, or substantially concurrently with the Closing Date, shall be, satisfied.

(c) In the case of an Offer, the Offer Unconditional Date shall have occurred and the Administrative Agent shall have received copies of the following documents, in each case, certified by a Responsible Officer of the Borrower: (i) the Offer Press Release; (ii) the Offer Document (which shall be consistent in all material respects with the Offer Press Release); (iii) the Receiving Agent’s Letter; (iv) a certificate from the Receiving Agent issued in accordance with Note 7 on Rule 10 of the City Code and indicating (x) the total issued share capital of the Target, (y) the number of Target Shares held by the Borrower prior to the commencement of the Offer and (z) the number of Target Shares purchased by the Borrower pursuant to the Offer and (v) the Bridge Facility Escrow Agreement signed on behalf of each party thereto; and the Administrative Agent shall have received a certificate, from a Responsible Officer of the Borrower confirming that (1) the Certain Funds Conditions have been complied with; (2) the Offer is a recommended offer and that the Borrower has received acceptances of the Offer which have not been withdrawn for more than 75% of the Target Shares to which the Offer relates; (3) all conditions to closing specified in the Offer Document (other than the payment for the consideration for the Target Shares) have been satisfied (except as permitted under Section 5.13 or 6.14) and no waiver or amendment of the conditions precedent under the Offer Document has occurred other than as permitted under Section 5.13 or 6.14 and (4) if Borrower has purchased any Target Shares other than pursuant to the Offer, the details of such purchases.

(d) In the case of a Scheme, the Scheme Effective Date shall have occurred and the Administrative Agent shall have received certified copies of (i) the court order confirming sanction of the Scheme as required by Part 26 of the Companies Act, (ii) the confirmation-of-delivery of the court order to Companies House (or a copy of the cover letter from the Target’s solicitors delivering the court order to Companies House); (iii) the Scheme Press Release; (iv) the Scheme Circular (which shall be consistent in all material respects with the Scheme Press Release) and (v) the Scheme Resolution referred to and in the form set out in the Scheme Circular passed at the meetings of the shareholders of the Target required to be held to sanction the Scheme under Part 26 of the Companies Act; and the Administrative Agent shall have received a certificate, from a Responsible Officer of the Borrower confirming that (1) the Certain Funds Conditions have been complied with; and (2) all conditions to the Scheme (other than the payment for the consideration for the Target Shares) have been satisfied (except as permitted under Section 5.13 or 6.14) and no waiver or amendment of the conditions precedent under the Scheme Document has occurred other than as permitted under Section 5.13 or 6.14.

(e) Substantially concurrently with the consummation of the Transactions, the Cash Consideration Account Amount (or an amount equal to the Cash Consideration Account Amount (not constituting proceeds of a Borrowing hereunder), as evidenced by the Borrower to the Administrative Agent in a manner reasonably satisfactory to the Administrative Agent) shall be used to finance part of the Transactions.

(f) The Administrative Agent and the Arranger shall have received, or substantially concurrently with the Closing Date, shall receive, all fees and other amounts due and payable on or prior to the Closing Date pursuant to agreements entered into between Barclays and either Borrower in connection with the financing for the Acquisition, including, to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket legal fees and expenses required to be reimbursed or paid by either Borrower hereunder or thereunder.

The making of the Certain Funds Borrowing by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this Section 4.02 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

SECTION 4.03. Certain Funds Period. During the Certain Funds Period (unless the conditions precedent set out in Section 4.01 or Section 4.02 have not been satisfied, in which case no Lender is obliged to honor any request for a Borrowing) and notwithstanding any provision of any Loan Document to the contrary, no Lender shall be entitled to (nor shall any Lender be entitled to request the Administrative Agent to):

(a) cancel its Commitments hereunder to the extent to do so would prevent or limit the making of a Certain Funds Borrowing;

(b) rescind, terminate or cancel this Agreement or any of the Commitments hereunder or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Borrowing;

(c) refuse to participate in the making of a Certain Funds Borrowing;

(d) exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of a Borrowing to the extent to do so would prevent or limit the making of a Certain Funds Borrowing;

(e) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of a Certain Funds Borrowing or exercise any enforcement or other rights under any Loan Document; or

(f) take any other action or make or enforce any claim to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of the Certain Funds Borrowing;

provided that, immediately upon expiry of the Certain Funds Period, all rights, remedies and entitlements shall be available to the Administrative Agent and the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.

SECTION 4.04. Bridge Facility Escrow Account. The parties to this Agreement agree that the principal amount (if any) credited to the Bridge Facility Escrow Account from the proceeds of the Borrowing under this Agreement and the Cash Consideration Account Amount (the “Credited Amount”) shall be available to be withdrawn by the Borrower in accordance with the Bridge Facility Escrow Agreement from time to time during the period (the “Bridge Facility Escrow Period”) from and including the Closing Date up to and including the first Business Day to fall six (6) months after the Effective Date and to be used for the purposes of making Squeeze-out Payments (each such withdrawal a “Certain Funds Account Withdrawal”) and the parties acknowledge and agree that:

(a) the Borrower shall be unconditionally entitled during the Bridge Facility Escrow Period to withdraw the Credited Amount notwithstanding the occurrence of any Event of Default; and

(b) without limiting the generality of the foregoing, during the Bridge Facility Escrow Period and notwithstanding any provision of any Loan Document to the contrary, no Lender shall be entitled to exercise any right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Certain Funds Account Withdrawal, and no Lender may exercise any right of set-off or counterclaim or similar right or remedy which it may exercise in respect of the Bridge Facility Escrow Account to the extent to do so would prevent or limit the making of a Certain Funds Account Withdrawal; provided that, immediately upon the end of the Bridge Facility Escrow Period, subject to the express provisions of this Agreement, all such rights, remedies and entitlements shall be available to the Administrative Agent and the Lenders notwithstanding that such rights, remedies and entitlements may not have been used or been available for use during the Bridge Facility Escrow Period; provided, further, that the parties confirm that the obligations of the Lenders and the Bridge Facility Escrow Agent are several and not joint, and nothing in this Section 4.04 makes any Lender responsible for the obligations of the Bridge Facility Escrow Agent.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Credit Agreement Parties covenant and agree with the Administrative Agent and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for (except for clauses (f) and (g) below) distribution to the Lenders:

(a) as soon as available, but in any event within ninety (90) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed one-hundred and five (105) days) after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP;

(b) as soon as available, but in any event within forty-five (45) days (or to the extent that the SEC grants an extension of such period, such longer period as may be extended by the SEC, not to exceed sixty (60) days) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and related statements of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial position and results of operations of the Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or except in the case of subclause (y) below, (b) above, a certificate substantially in form and substance reasonably acceptable to Administrative Agent and executed by a Financial Officer of the Borrower (x) certifying as to whether, to the knowledge of such Financial Officer after reasonable inquiry, a Default has occurred and is continuing and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (y) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09 as of the last day of the period covered by such financial statements and (z) in the case of the financial statements referred to in clause (a) only, setting forth a reasonably detailed calculation of the Consolidated Senior Leverage Ratio as of the last day of the period covered by such financial statements;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any failure to comply with Section 6.09 (which certificate may be limited to the extent required by accounting rules or guidelines or by such accounting firm’s professional standards and customs of the profession);

(e) promptly after the same become publicly available, copies of all annual, quarterly and current reports and proxy statements filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission;

(f) as soon as reasonably practicable, a certificate of a Responsible Officer of either Borrower detailing the Transactions Expenses;

(g) as soon as reasonably practicable, a funds flow and sources and uses statement (which takes account of the proposed Borrowing) in form and substance satisfactory to it, indicating how the aggregate consideration for the Target Shares will be satisfied and demonstrating a reasonably detailed description of cash movements, locations of accounts and the details of such accounts from which cash payments are to be made to complete the Acquisition and Transaction Expenses; and

(h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(e) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the SEC’s website pursuant to the EDGAR system.

Each Borrower acknowledges that (a) the Administrative Agent will make available information to the Lenders by posting such information on IntraLinks or similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to such Borrower, its Subsidiaries or their securities) (each, a “Public Lender”). Each Borrower agrees to identify that portion of the information to be provided to Public Lenders hereunder as “PUBLIC” and that such information will not contain material non-public information (for purposes of United States federal and state securities laws) relating to such Borrower or its Subsidiaries (or any of their securities).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent (for prompt notification to each Lender) prompt (but in any event within five (5) Business Days) written notice after any Financial Officer of the Borrower obtains knowledge of the following:

(a) the occurrence of any continuing Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower, any Subsidiary or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) (i) any material labor dispute to which the Borrower or any Subsidiary is, or is reasonably likely to become, a party, including any strikes, lockouts or other disputes relating to any of the Borrower’s or such Subsidiary’s plants and other facilities and (ii) any Worker Adjustment and Retraining Notification Act or related liability incurred with respect to the closing of any plant or other facility of the Borrower or any such Subsidiary, in each case that could reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence, and (ii) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of the preceding clause (ii), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any transaction permitted under Section 6.03 or 6.11.

SECTION 5.04. Payment of Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each of its Subsidiaries to, pay all of its Taxes (including Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises) before any penalty or fine accrues thereon; provided that no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (a) adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral (or, during a Collateral Suspension Period, any asset of the Borrower and its Subsidiaries), such contest proceedings operate to stay the sale of any portion of the Collateral (or such assets) to satisfy such Tax or claim.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or through self-insurance, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. Except during a Collateral Suspension Period, all property and liability insurance relating to Collateral, including insurance requested in connection with any after-acquired Material Real Property, if any, which shall be subject to a Mortgage delivered after the Effective Date pursuant to Section 5.09, shall, as reasonably requested by the Administrative Agent, name the Administrative Agent as mortgagee (in the case of property insurance), if applicable, or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable. Except during a Collateral Suspension Period, if any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance is made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or any successor act thereto), then the Borrower shall, or shall cause each Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

SECTION 5.06. Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or, during the continuance of an Event of Default, any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and use commercially reasonable efforts to make its independent accountants available to discuss the affairs, finances and condition of the Borrower and its Subsidiaries, all at such reasonable times and as often as reasonably requested and in all cases subject to applicable Law and the terms of applicable confidentiality agreements; provided that (i) the Lenders will conduct such requests for visits and inspections through the Administrative Agent and (ii) unless an Event of Default has occurred and is continuing, such visits and inspections can occur no more frequently than twice per year and the costs and expenses of only one such visit or inspection per year shall be required to be reimbursed by the Borrowers pursuant to Section 9.03.

SECTION 5.07. Compliance with Laws; Compliance with Agreements. The Borrower will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws and sections 678 and 679 of the Companies Act and any equivalent legislation in any applicable jurisdiction relating to financial assistance) and (ii) perform in all material respects its obligations under material agreements (other than in respect of Indebtedness) to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds. (a) Corporation shall use the proceeds of the Loans only to (i) finance in part the Transactions and (ii) make intercompany loans or distributions to or among the Borrower and its Subsidiaries or repay intercompany Indebtedness between or among the Borrower and its Subsidiaries (provided that, the making of such intercompany loans, distributions and repayments of intercompany Indebtedness shall be carried out in a manner, and pursuant to terms, reasonably satisfactory to the Administrative Agent), in each case, as may be required to effect the Transactions and (b) the Borrower shall use the proceeds of the Loans (and, if applicable, intercompany loans) only to finance in part the Transactions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09. Further Assurances; Additional Security and Guarantees.

(a) Except during any Collateral Suspension Period, the Borrowers shall, and shall cause each applicable Subsidiary to, at the Borrowers’ expense, comply with the requirements of the Collateral Documents and take all action reasonably requested by the Administrative Agent to carry out more effectively the purposes of the Collateral Documents.

(b) No Subsidiaries (other than Corporation and the Parent Guarantors) shall be required to Guarantee the Obligations, unless such Subsidiary is required to Guarantee the Existing Loan Documents Indebtedness (in which case the Borrower shall cause such Subsidiary to, within 10 days after the delivery by such Subsidiary of a guaranty of the Existing Loan Documents Indebtedness, execute and deliver a Guaranty (a “New Guaranty”) or a joinder to the Guaranty providing for a Guarantee by such Subsidiary of the Obligations).

(c) Neither the Borrower, nor any Subsidiaries, shall be required to grant Liens in their respective Properties to secure the payment and performance of the Obligations, unless the Borrower or such Subsidiary is required to grant a Lien on its assets to secure the Existing Loan Documents Indebtedness (in which case, the Borrower shall, or shall cause such Subsidiary to, within 10 days after the granting of a Lien by the Borrower or such Subsidiary to secure the Existing Loan Documents Indebtedness, execute and deliver Collateral Documents in form and substance substantially similar to the collateral documents securing Existing Loan Documents Indebtedness, providing for Liens on the Properties of the Borrower or such Subsidiary to secure the payment and performance of the Obligations, to the extent permitted under the Existing Loan Documents; provided that, the Borrower agrees that it shall not, and shall not permit any of its Subsidiaries to, incur any Liens (other than any Liens securing the Obligations) under section 6.02(t) of the Existing Credit Agreement (as in effect on the date hereof) after the Effective Date, unless (A) it shall have obtained an amendment to the Existing Credit Agreement allowing the Obligations to be secured pursuant this Section 5.09(c) (the “Existing Credit Agreement Amendment”) or (B) immediately after giving effect to such incurrence, the Lien availability under section 6.02(t) of the Existing Credit Agreement exceeds the amount of the Commitments or Loans hereunder by not less than 5.0%, as certified by a Responsible Officer of the Borrower as of the date of each such incurrence.

SECTION 5.10. Maintenance of Ratings. The Credit Agreement Parties shall use commercially reasonable efforts to maintain Corporate Ratings.

SECTION 5.11. [Reserved].

SECTION 5.12. [Reserved].

SECTION 5.13. Scheme and Offer Affirmative Covenant. Each Credit Agreement Party agrees that from the Effective Date, it will:

(a) ensure that (i) the terms of the Scheme as set out in the Scheme Press Release are consistent in all material respects with the press release provided to the Administrative Agent pursuant to the terms of Section 4.01 (o) and (ii) or, in the event that the Scheme is switched to an Offer, the terms of the Offer as set out in the Offer Press Release comply with Section 5.13(f);

(b) procure that (x) any Scheme Circular or Offer Document is issued and dispatched in accordance with the timetable set out in the relevant Press Release and in any event within 28 days (or such longer period permitted by the Panel) and (y), except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed) or otherwise required by the Panel, any Scheme Circular or Offer Document reflects the latest Press Release in all material respects except for any variation that if done by amendment to the Scheme Circular or Offer Document would not contravene Section 6.14(b);

(c) comply in all material respects with the City Code, subject to any waivers granted by the Panel, and all other applicable laws and regulations in relation to any Offer or Scheme where any one or more failures to comply would be materially adverse to the interests of Lenders unless the prior written consent of the Administrative Agent is given;

(d) keep the Administrative Agent informed as to the status and progress with the Scheme or Offer and promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Acquisition (including, in the case of an Offer, the current level of acceptances and, in the case of a Scheme, the details of the current level of proxies received) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information;

(e) deliver to the Administrative Agent copies of each Press Release, each Offer Document, any Receiving Agent’s Letter, any written agreement between the Borrower and the Target with respect to the Scheme, any other Scheme Documents, all other material announcements and documents published or delivered pursuant to the Offer or Scheme (other than the cash confirmation) and all material legally binding agreements entered into by the Borrower in connection with an Offer or Scheme, in each case except to the extent it is prohibited by law, regulation or confidentiality restrictions from doing so;

(f) in the event that the Scheme is to be switched to an Offer, (i) promptly inform the Administrative Agent thereof in writing (the “Switch Notice”); (ii) within 15 Business Days of the Switch Notice procure that the Offer Press Release is issued, and deliver a copy to the Administrative Agent; and (iii) except as consented to by the Administrative Agent in writing or otherwise required by the Panel, ensure that the terms and conditions of the Offer contained in the Offer Press Release and any Offer Document include the Acceptance Condition and are otherwise consistent in all material respects with those contained in the Scheme Press Release and any Scheme Documents (to the extent applicable for an Offer);

(g) in the case of an Offer, promptly upon becoming entitled to give any notice under Section 979(2) or Section 979(4) of the Companies Act, ensure that all such notices that may be given under section 979 of the Companies Act at that time are issued and implemented and that the relevant provisions of the Companies Act are complied with;

(h) within 30 days after the Closing Date procure that the Target takes such action as is necessary to ensure that the Target (and any other relevant members of the Target and its Subsidiaries) is re-registered as a private limited company in accordance with the Companies Act;

(i) in relation to a Scheme, on the Closing Date procure that the Target will apply to the Financial Conduct Authority for the cancellation of the listing of the Target Shares on the Official List of the Financial Conduct Authority and to the London Stock Exchange for the cancellation of trading of Target Shares on its main market for listed securities in each case to take effect no later than 5 Business Days after the Closing Date and, in relation to an Offer, as soon as reasonably practicable after the Closing Date and in any event within 5 Business Days thereof, procure that the Target notifies the Stock Exchange of the preferred date of the cancellation of the listing of the Target Shares on its main market for listed securities, such date being not later than 21 Business Days following such notification; and

(j) after the Closing Date, the Borrower shall, without prejudice to any other provision of this Agreement, not waive, vary or release any term or condition of the Offer Documents or the Scheme Documents (as applicable) without the consent of the Administrative Agent unless (A) to do so would be reasonably likely to be materially prejudicial to the interests of the Lenders under the Loan Documents or (B) the Borrower is required to do so by the Panel.

SECTION 5.14. Bridge Facility Escrow Agreement. The Borrowers shall comply with the following requirements in respect of the Non-Tendered Amount:

(a) on the Closing Date, deposit all the Non-Tendered Amount into the Bridge Facility Escrow Account;

(b) at all times comply in all material respects with the terms of the Bridge Facility Escrow Agreement; and

(c) upon the expiration of the Bridge Facility Escrow Period, apply any amounts held in the Bridge Facility Escrow Account in accordance with Section 2.10(b)(ii).

SECTION 5.15. Post-Effective Date Undertaking. To the extent that the Existing Credit Agreement Amendment is not then effective, the Borrower shall, no later than 30 days after the Effective Date, deliver to the Administrative Agent a calculation setting forth in reasonable detail, to the best of the Borrower’s knowledge, the percentage of utilization by Liens of the basket set forth in section 6.02(t) of the Existing Credit Agreement (as in effect on the date hereof).

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Credit Agreement Parties covenant and agree with the Administrative Agent and the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not create, incur, assume or permit to exist, and will not permit any of its Subsidiaries to create, incur, assume or permit to exist, any Indebtedness, except:

(a) Indebtedness created under the Loan Documents and Permitted Refinancing Indebtedness in respect thereof and Existing Loan Documents Indebtedness;

(b) Indebtedness existing on the Effective Date (other than Indebtedness under Permitted Receivables Facilities) and Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (b);

(c) Indebtedness of (i) the Borrower or any International Subsidiary to any U.S. Loan Party or Permitted Subsidiary Holding Company, (ii) the Borrower or any Subsidiary that is not a U.S. Loan Party or a Permitted Subsidiary Holding Company to the Borrower or any Subsidiary, (iii) any U.S. Loan Party to any U.S. Loan Party, (iv) any Loan Party to the Borrower or any Subsidiary in an amount not to exceed $100,000,000 at any time outstanding, (v) of the Borrower and its Subsidiaries contemplated by the definition of Permitted Domestic Reorganization and (vi) during a Covenant Suspension Period, the Borrower or any Subsidiary to the Borrower or any Subsidiary;

(d) Guarantees of Indebtedness of the Borrower or any other Subsidiary, all to the extent permitted by Section 6.05; provided that no Guarantee of Indebtedness of a Loan Party by a Subsidiary that is not a Loan Party will be permitted under this clause (d);

(e) Indebtedness incurred to finance the acquisition, construction, repair, replacement or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (e); provided that (i) such Indebtedness (other than Permitted Refinancing Indebtedness permitted above in this clause (e)) is incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair, replacement or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $125,000,000 at any time outstanding;

(f) Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance in the ordinary course of business;

(g) Indebtedness incurred pursuant to Permitted Receivables Facilities of International Subsidiaries (other than a Permitted Subsidiary Holding Company); provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $650,000,000 at any time outstanding;

(h) Indebtedness of (i) International Subsidiaries (other than a Permitted Subsidiary Holding Company) and Subsidiaries which are not Guarantors; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (h)(i) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h)(i) at such time (including such Indebtedness) would not exceed the greater of (x) $500,000,000 and (y) 5.0% of Consolidated Total Assets (as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b)) and (ii) International Subsidiaries organized under the laws of the People’s Republic of China in an aggregate amount outstanding at any time not to exceed $150,000,000;

(i) Indebtedness under Swap Agreements entered into in the ordinary course of business and not for speculative purposes;

(j) Indebtedness in respect of bid, performance, surety, stay, customs, appeal or replevin bonds or performance and completion guarantees and similar obligations issued or incurred in the ordinary course of business;

(k) Indebtedness in respect of judgments, decrees, attachments or awards that do not constitute an Event of Default under clause (k) of Article VII;

(l) Indebtedness consisting of bona fide purchase price adjustments, earn-outs, indemnification obligations, obligations under deferred compensation or similar arrangements and similar items incurred in connection with acquisitions and asset sales not prohibited by Section 6.05 or 6.11;

(m) Indebtedness in the form of (x) guarantees of loans and advances to officers, directors, consultants and employees, in an aggregate amount not to exceed $10,000,000 at any one time outstanding, and (y) reimbursements owed to officers, directors, consultants and employees;

(n) Indebtedness consisting of obligations to make payments to current or former officers, directors and employees, their respective estates, spouses or former spouses with respect to the cancellation, or to finance the purchase or redemption, of Equity Interests of the Borrower permitted by Section 6.04;

(o) Cash Management Obligations and other Indebtedness in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business;

(p) Indebtedness consisting of (x) the financing of insurance premiums with the providers of such insurance or their affiliates or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) Indebtedness supported by a Letter of Credit (as defined in the Existing Credit Agreement, as in effect on the date hereof), in a principal amount not to exceed the face amount of such Letter of Credit (as defined in the Existing Credit Agreement, as in effect on the date hereof);

(r) (x) Permitted Debt Securities so long as no Event of Default has occurred and is continuing or would arise after giving effect thereto and (1) on a Pro Forma Basis the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b) prior to the incurrence of such Permitted Debt Securities or (2) such Indebtedness does not exceed the then available Incremental Basket Amount (as defined in the Existing Credit Agreement, as in effect on the date hereof) (with any Permitted Debt Securities outstanding under this clause (x)(2) (and any Permitted Refinancing Indebtedness in respect thereof) reducing such amount on a dollar-for-dollar basis) and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (r);

(s) other Indebtedness of the Loan Parties; provided that Indebtedness shall be permitted to be incurred pursuant to this clause (s) only if at the time such Indebtedness is incurred the aggregate principal amount of Indebtedness outstanding pursuant to this clause (s) at such time (including such Indebtedness) would not exceed $200,000,000;

(t) (i) Indebtedness of a Person existing at the time such Person becomes a Subsidiary and not created in contemplation thereof and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (t); provided that the aggregate principal amount of Indebtedness outstanding under this clause (t) shall not exceed $150,000,000 at any time;

(u) letters of credit denominated in foreign currencies in an aggregate face amount outstanding at any time not to exceed $50,000,000;

(v) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above; and

(w) (x) Indebtedness of the Loan Parties incurred during a Covenant Suspension Period and (y) any Permitted Refinancing Indebtedness in respect of Indebtedness permitted by this clause (w).

SECTION 6.02. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property now owned or hereafter acquired by it, except:

(a) Permitted Encumbrances;

(b) Liens pursuant to any Loan Document or any Existing Loan Document;

(c) any Lien on any Property of the Borrower or any Subsidiary existing on the Effective Date and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien shall not apply to any other Property of the Borrower or any Subsidiary other than (A) improvements and after-acquired Property that is affixed or incorporated into the Property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and any Permitted Refinancing Indebtedness in respect thereof;

(d) any Lien existing on any Property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any Property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other Property of the Borrower or any other Subsidiary (other than the proceeds or products thereof and other than improvements and after-acquired property that is affixed or incorporated into the Property covered by such Lien) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and Permitted Refinancing Indebtedness in respect thereof;

(e) Liens on fixed or capital assets acquired, constructed, repaired, replaced or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01 or, during a Covenant Suspension Period, shall secure Indebtedness not to exceed $125,000,000 at any time outstanding, (ii) such security interests and the Indebtedness secured thereby (other than Permitted Refinancing Indebtedness permitted by clause (e) of Section 6.01 or, during a Covenant Suspension Period, refinancing Indebtedness in respect of such initial Indebtedness) are incurred prior to or within two hundred seventy (270) days after such acquisition or the completion of such construction, repair or replacement or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other Property of the Borrower or any Subsidiary except for accessions to such Property, Property financed by such Indebtedness and the proceeds and products thereof; provided further that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(f) rights of setoff and similar arrangements and Liens in respect of Cash Management Obligations and in favor of depository and securities intermediaries to secure obligations owed in respect of card obligations or any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds and fees and similar amounts related to bank accounts or securities accounts (including Liens securing letters of credit, bank guarantees or similar instruments supporting any of the foregoing);

(g) Liens on Receivables and Permitted Receivables Facility Assets, in each case, of International Subsidiaries (other than a Permitted Subsidiary Holding Company), securing Indebtedness arising under Permitted Receivables Facilities;

(h) (i) Liens on assets of a Subsidiary which is not a Loan Party securing Indebtedness of such Subsidiary pursuant to Section 6.01(h) (or, during a Covenant Suspension Period, securing Indebtedness of the type described in Section 6.01(h)) and (ii) Liens securing Indebtedness permitted under Section 6.01(p)(x) (or, during a Covenant Suspension Period, securing Indebtedness of the type described in Section 6.01(p)(x)) and applying only to the proceeds of the insurance policy;

(i) Liens (i) on “earnest money” or similar deposits or other cash advances in connection with acquisitions permitted by Section 6.05 or (ii) consisting of an agreement to Dispose of any Property in a Disposition permitted under Section 6.11;

(j) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, including Liens encumbering reasonable customary initial deposits and margin deposits;

(m) Liens on property or Equity Interests (i) of any International Subsidiary that is not a Loan Party and (ii) that do not constitute Collateral, which Liens secure Indebtedness of such International Subsidiary permitted under Section 6.01;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business permitted by this Agreement;

(o) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.05;

(p) rights of setoff relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(q) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located and other Liens affecting the interest of any landlord (and any underlying landlord) of any real property leased by the Borrower or any Subsidiary;

(r) Liens on equipment owned by the Borrower or any Subsidiary and located on the premises of any supplier and used in the ordinary course of business and not securing Indebtedness;

(s) any restriction or encumbrance with respect to the pledge or transfer of the Equity Interests of a Person that is not a Subsidiary;

(t) Liens not otherwise permitted by this Section 6.02; provided that a Lien shall be permitted to be incurred pursuant to this clause (t) only if at the time such Lien is incurred the aggregate principal amount of the obligations secured at such time (including such Lien) by Liens outstanding pursuant to this clause (t) would not exceed 7.5% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(u) Liens on any Property of (i) any Permitted Subsidiary Holding Company or U.S. Loan Party in favor of any U.S. Loan Party, (ii) any International Guarantor (other than a Permitted Subsidiary Holding Company) in favor of any Loan Party, (iii) any Subsidiary that is not a Loan Party in favor of the Borrower or any other Subsidiary and (iv) during a Covenant Suspension Period, of the Borrower and its Subsidiaries in favor of the Borrower and its Subsidiaries;

(v) other than during a Collateral Suspension Period (unless the Obligations are equally and ratably secured therewith), Liens on the Collateral securing Permitted Secured Notes; provided that the collateral agent for such Permitted Secured Notes has entered into a customary first lien intercreditor agreement or a customary second lien intercreditor agreement (as applicable), in each case, in form and substance reasonably satisfactory to the Administrative Agent;

(w) during a Collateral Suspension Period, Liens securing Indebtedness (i) under Swap Agreements entered into in the ordinary course of business and not for speculative purposes and (ii) in respect of card obligations, netting services, overdraft protections, cash management services and similar arrangements, in each case, in the ordinary course of business; and

(x) Liens arising from UCC financing statement filings regarding leases and consignments entered into by the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing:

(a) any Subsidiary (other than Corporation) may be merged or consolidated with or into any Person and any Subsidiary may be liquidated or dissolved or change its legal form, in each case in order to consummate any Investment otherwise permitted by Section 6.05 or Disposition otherwise permitted by Section 6.11 or an initial public offering of the equity interests of a direct or indirect parent company of Corporation;

(b) (i) any U.S. Loan Party or Permitted Subsidiary Holding Company may merge or consolidate with any other Person in a transaction in which a U.S. Loan Party (or in the case of a merger or consolidation between two Permitted Subsidiary Holding Companies, a Permitted Subsidiary Holding Company) is the surviving Person in such merger or consolidation, (ii) any International Guarantor (other than a Permitted Subsidiary Holding Company) may merge or consolidate with any other Person in a transaction where an International Guarantor is the surviving Person in such merger or consolidation and (iii) during any Covenant Suspension Period, any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower (provided that (i) if any such Subsidiary is a Loan Party, the surviving Person in such merger or consolidation shall be a Loan Party and (ii) if any such Subsidiary is Corporation, the surviving Person in such merger or consolidation shall be Corporation); provided that any Investment in connection with this clause (b) is otherwise permitted by Section 6.05;

(c) Corporation may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which Corporation is merged shall expressly assume all obligations of Corporation under the Loan Documents, (y) the Person formed by such consolidation or into which Corporation is merged shall be a corporation organized under the laws of a State in the United States and shall take all actions as may be required to preserve the enforceability of the Loan Documents and, other than during a Collateral Suspension Period, the validity and perfection of the Liens of the Collateral Documents and (z) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement and, other than during a Collateral Suspension Period, any Collateral Document comply with this Agreement;

(d) The Borrower may be consolidated with or merged into any Person; provided that any Investment in connection therewith is otherwise permitted by Section 6.05; and provided further that, simultaneously with such transaction, (x) the Person formed by such consolidation or into which the Borrower is merged shall expressly assume all obligations of the Borrower under the Loan Documents, (y) the Person formed by such consolidation or into which the Borrower is merged shall be a corporation organized under the laws of Jersey and shall take all actions as may be required to preserve the enforceability of the Loan Documents and, other than during a Collateral Suspension Period, the validity and perfection of the Liens of the Collateral Documents and (z) the Borrower shall have delivered to the

Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement and, other than during a Collateral Suspension Period, any Collateral Document comply with this Agreement; and

(e) The Borrower and its Subsidiaries may consummate the Acquisition and other transactions in connection with the Transactions .

SECTION 6.04. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower or any Subsidiary may declare and pay dividends or other distributions with respect to its Equity Interests payable solely in shares of its Qualified Equity Interests or options to purchase Qualified Equity Interests; (b) Subsidiaries may declare and make Restricted Payments (i) ratably with respect to their Equity Interests, (ii) to the Borrower or any of its Subsidiaries to pay income taxes attributable to the Borrower and its Subsidiaries or (iii) to consummate the transactions contemplated under the definition of Permitted Domestic Reorganization; (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for present or former officers, directors, consultants or employees of the Borrower and its Subsidiaries (i) in existence on the Effective Date and (ii) other such plans adopted following the Effective Date in an aggregate amount pursuant to this subclause (ii) not to exceed $125,000,000 in any fiscal year (with unused amounts of such base amount available for use in the next succeeding fiscal year); (d) Restricted Payments made in connection with the Transactions; (e) to the extent constituting Restricted Payments, the Borrower and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 6.07 (other than Section 6.07(a)); (f) repurchases of Equity Interests in the Borrower or any Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (g) the Borrower and its Subsidiaries may make other Restricted Payments in an aggregate amount not to exceed the sum of (x) $1,000,000,000 (in the aggregate with payments made under Section 6.06(a)(iv)(x)) plus (y) the Available Amount; provided that no Restricted Payments shall be permitted under the foregoing clause (g) unless (i) no Event of Default has occurred and is continuing or would arise after giving effect thereto and (ii) in the case of the foregoing clause (y), on a Pro Forma Basis the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b); (h) following the first initial public offering of the common Equity Interests of the Borrower, dividends or distributions in an aggregate amount not to exceed 6% of the net cash proceeds received by the Borrower in connection with such initial public offering, (i) (x) tax distributions relating to the Transaction (as defined in the Existing Credit Agreement) in an amount not to exceed the maximum amount disclosed to the Administrative Agent prior to the Effective Date and (y) prior to an initial public offering of the common Equity Interests of the Borrower, tax distributions (other than those in connection with the Transaction (as defined in the Original Credit Agreement) or tax distributions made as a result of a Restricted Payment made in reliance on clause (g) above) to members of the Borrower in accordance with the terms of the Borrower’s partnership agreement as in effect on the Effective Date or as amended in any manner that is not adverse in any material respect to the Lenders, (j) distributions made since the Effective Date (x) to pay expenses in connection with the formation of the Borrower and/or consummating (or attempting to consummate) the initial public offering of the Equity Interests of the Borrower and (y) (i) in amounts required for the Borrower to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnity provided on behalf of, officers and employees of the Borrower, and general corporate overhead expenses of the Borrower, in each case to the extent such fees, expenses, salaries, bonuses, benefits and indemnities are attributable to the ownership or operation of the Borrower and its Subsidiaries and (ii) in amounts required for the Borrower to pay fees and expenses related to any unsuccessful equity or debt offering of the Borrower, (k) other Restricted Payments so long as (x) no Event of Default has occurred and is continuing and (y) after giving effect to such Restricted Payment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b) and (l) any Restricted Payments made during a Covenant Suspension Period.

SECTION 6.05. Investments. The Borrower will not, and will not allow any of its Subsidiaries to make or hold any Investments, except:

(a) Investments by the Borrower or a Subsidiary in cash and Cash Equivalents permitted when made;

(b) loans or advances to officers, directors, consultants and employees of the Borrower and the Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of the Borrower; provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity, and (iii) for purposes not described in the foregoing subclauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Investments by (i) any U.S. Loan Party or Permitted Subsidiary Holding Company in any U.S. Loan Party or Permitted Subsidiary Holding Company, (ii) the Borrower, any Parent Guarantor or any Subsidiary that is not a U.S. Loan Party or a Permitted Subsidiary Holding Company in the Borrower or any Subsidiary, (iii) any U.S. Loan Party in any International Subsidiary consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other International Subsidiary (other than a Permitted Subsidiary Holding Company) held directly by such U.S. Loan Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the International Subsidiary to which such contribution is made, (y) an exchange of Equity Interests of such International Subsidiary for Indebtedness of such International Subsidiary or (z) Guarantees of Indebtedness or other monetary obligations of International Subsidiaries owing to any U.S. Loan Party, and (iv) any U.S. Loan Party in the Borrower or any Subsidiary; provided that an Investment shall be permitted to be made pursuant to this subclause (iv) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this subclause (iv) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed, when combined with the amount of consideration paid by U.S. Loan Parties in connection with Permitted Acquisitions for assets that are not acquired by U.S. Loan Parties or Subsidiaries that do not become U.S. Loan Parties, the greater of (x) $1,000,000,000 and (y) 10.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b);

(d) (i) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and (ii) Investments (including debt obligations and Equity Interests) received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(e) Investments resulting from the receipt of promissory notes and other non-cash consideration in connection with any Disposition permitted by Section 6.11(c)(i), (i) or (j) or Restricted Payments permitted by Section 6.04;

(f) Investments existing on the Effective Date and any modification, replacement, renewal, reinvestment or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 6.05;

(g) Investments in Swap Agreements permitted under Section 6.01(i);

(h) Permitted Acquisitions;

(i) the Acquisition pursuant to the Acquisition Documents and the consummation of the Transactions;

(j) Investments in the ordinary course of business consisting of endorsements for collection or deposit;

(k) any other Investment; provided that an Investment shall be permitted to be made pursuant to this clause (k) only if at the time such Investment is made the aggregate amount of Investments outstanding at such time (including such Investment) pursuant to this clause (k) (valued at cost and net of any return representing a return of capital in respect of any such Investment) would not exceed $200,000,000;

(l) any Investment; provided that the amount of such Investment (valued at cost) does not exceed the Available Amount at the time such Investment is made;

(m) advances of payroll payments, fees or other compensation to officers, directors, consultants or employees, in the ordinary course of business;

(n) Investments to the extent that payment for such Investments is made solely with Qualified Equity Interests;

(o) Investments held by a Subsidiary acquired after the Effective Date or of a corporation merged into the Borrower or merged or consolidated with a Subsidiary in accordance with Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(p) lease, utility and other similar deposits in the ordinary course of business;

(q) Investments resulting from the creation of a Lien permitted under Section 6.02 and Investments resulting from Dispositions permitted under clause (j) of Section 6.11 or Restricted Payments permitted under Section 6.04 or Indebtedness permitted under Section 6.01; and

(r) customary Investments by International Subsidiaries (other than a Permitted Subsidiary Holding Company) in connection with Permitted Receivables Facilities;

(s) customer financing in an amount not to exceed $50,000,000 at any time outstanding;

(t) Investments made to consummate the transactions contemplated under the definition of Permitted Domestic Reorganization;

(u) Investments consisting of the transfer of Equity Interests of a U.S. IP Loan Party to any wholly-owned Subsidiary and the transfer or licensing of intellectual property by the Borrower or any Subsidiary to any U.S. IP Loan Party; provided that, for the avoidance of doubt, such U.S. IP Loan Party continues to be a Guarantor;

(v) other Investments so long as (x) substantially all of the consideration in connection with any such Investment consists of cash and/or assets or Equity Interests of International Subsidiaries, (y) no Event of Default has occurred and is continuing and (z) after giving effect to such Investment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b); and

(w) any Investments made during a Covenant Suspension Period.

SECTION 6.06. Prepayments, Etc., of Indebtedness.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) any Specified Indebtedness or make any payment in violation of any subordination terms of any Specified Indebtedness, except (i) refinancing of Specified Indebtedness with the Net Cash Proceeds of any Permitted Refinancing Indebtedness in respect thereof, (ii) the conversion of any Specified Indebtedness to Equity Interests (other than Disqualified Equity Interests) of the Borrower, (iii) the prepayment of Specified Indebtedness (other than Indebtedness of Corporation incurred in connection with a Permitted Domestic Reorganization) of the Borrower or any Subsidiary to the Borrower or any Subsidiary to the extent permitted by the Collateral Documents, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness in an aggregate amount not to exceed the sum of (x) $1,000,000,000 (in the aggregate with Restricted Payments made under Section 6.04(g)(x)) plus (y) the Available Amount so long as (1) no Event of Default has occurred and is continuing and (2) in the case of the foregoing clause (y), after giving effect to such prepayment, on a Pro Forma Basis the Borrower would be in compliance with Section 6.09 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness so long as (x) no Event of Default has occurred and is continuing and (y) after giving effect to such prepayment, on a Pro Forma Basis the Consolidated Leverage Ratio would be less than or equal to 1.5 to 1.0 as of the last day of the most recent fiscal year or fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), (vi) prepayments, redemptions, purchases or defeasances of Specified Indebtedness out of the net cash proceeds of a sale of Qualified Equity Interests (other than a sale to the Borrower or a Subsidiary), (vii) prepayments, redemptions, purchases, defeasements and satisfactions in respect of Indebtedness of the Target and its subsidiaries made in connection with the Transactions and (viii) any prepayments, redemptions, purchases, defeasances and other payments in respect of Specified Indebtedness made during a Covenant Suspension Period.

(b) Except during a Covenant Suspension Period, the Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Specified Indebtedness.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any Property to, or purchase, lease or otherwise acquire any Property from, or otherwise engage in any other transactions with, any of its Affiliates (any such transaction, an “Affiliate Transaction”), except (a) at prices and on terms and conditions substantially as favorable to the Borrower or such Subsidiary (in the good faith determination of the Borrower) as could reasonably be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among (i) the Borrower and/or its Subsidiaries and (ii) the Borrower and/or its Subsidiaries and any entity that becomes a Subsidiary as a result of such transaction so long as such transaction does not involve any other Affiliate, (c) the payment of customary compensation and benefits and reimbursements of out-of-pocket costs to, and the provision of indemnity on behalf of, directors, officers, consultants, employees and members of the Boards of Directors of the Borrower or such Subsidiary, (d) loans and advances to officers, directors, consultants and employees in the ordinary course of business, (e) Restricted Payments and other payments permitted under Section 6.04 or 6.06, (f) employment, incentive, benefit, consulting and severance arrangements entered into in the ordinary course of business with officers, directors, consultants and employees of the Borrower or its Subsidiaries, (g) the transactions pursuant to the agreements set forth in Schedule 6.07 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) the Transactions and the payment of fees and expenses related to the Transactions, (i) the issuance of Qualified Equity Interests and the granting of registration or other customary rights in connection therewith, (j) the existence of, and the performance by the Borrower or any Subsidiary of its obligations under the terms of, any limited liability company agreement, limited partnership or other organizational document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and which is set forth on Schedule 6.07, and similar agreements that it may enter into thereafter; provided that the existence of, or the performance by the Borrower or any Subsidiary of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.07(j) to the extent not more adverse to the interest of the Lenders in any material respect when taken as a whole (in the good faith determination of the Borrower) than any of such documents and agreements as in effect on the Effective Date, (k) consulting services to joint ventures in the ordinary course of business and any other transactions between or among the Borrower, its Subsidiaries and joint ventures that are Affiliates of the Borrower solely as a result of the Borrower’s or a Subsidiary’s Investments therein in the ordinary course of business, (l) transactions with landlords, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and not otherwise prohibited by this Agreement, (m) the Transactions and (n) any Affiliate Transaction made during a Covenant Suspension Period.

SECTION 6.08. Changes in Fiscal Year. The Borrower will cause its fiscal year to end on December 31 of each calendar year.

SECTION 6.09. Financial Covenant. The Borrower will not permit the Consolidated Leverage Ratio as of the last day of any Test Period to be greater than 2.75 to 1.0.

SECTION 6.10. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary that is not a U.S. Guarantor to pay dividends or other distributions with respect to holders of its Equity Interests; provided that the foregoing shall not apply to (i) prohibitions, restrictions and conditions imposed by law or by this Agreement, (ii) prohibitions, restrictions and conditions arising in connection with any Disposition permitted by Section 6.11 with respect to the Property subject to such Disposition, (iii) customary prohibitions, restrictions and conditions contained in agreements relating to a Permitted Receivables Facility, (iv) agreements or arrangements binding on a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower or any permitted extension, refinancing or renewal of, or any amendment or modification to, any such agreement or arrangement so long as any such extension, refinancing, renewal, amendment or modification is not materially more restrictive (in the good faith determination of the Borrower) than such agreement or arrangement, (v) prohibitions, restrictions and conditions set forth in Indebtedness of a Subsidiary that is not a Loan Party which is permitted by this Agreement, (vi) agreements or arrangements that are customary provisions in joint venture agreements and other similar agreements or arrangements applicable to joint ventures, (vii) prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions or conditions apply only to the Subsidiaries incurring or Guaranteeing such Indebtedness, (viii) customary provisions in leases, subleases, licenses, sublicenses or permits so long as such prohibitions, restrictions or conditions relate only to the property subject thereto, (ix) customary provisions in leases restricting the assignment or subletting thereof, (x) customary provisions restricting assignment or transfer of any contract entered into in the ordinary course of business or otherwise permitted hereunder, (xi) prohibitions, restrictions or conditions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) prohibitions, restrictions or conditions imposed by a Lien permitted by Section 6.02 with respect to the transfer of the Property subject thereto, (xiii) prohibitions, restrictions and conditions contained in the Existing Loan Documents, (xiv) prohibitions, restrictions and conditions contained in the Offer Documents, the Scheme Documents and other documentation entered into in order to consummate the Transactions and (xv) prohibitions, restrictions and conditions imposed, or contained in any agreement entered into, or otherwise existing, during a Covenant Suspension Period.

SECTION 6.11. Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Disposition, except:

(a) Dispositions of obsolete or worn out Property and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Subsidiaries, in each case, in the ordinary course of business;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business;

(c) Dispositions of Property to the extent that (i) such Property is exchanged for credit against the purchase price of similar replacement Property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement Property;

(d) Dispositions of Property (i) to the Borrower or to a Subsidiary; provided that if the transferor of such Property is a U.S. Loan Party or a Permitted Subsidiary Holding Company, the transferee thereof must be a U.S. Loan Party or a Permitted Subsidiary Holding Company, (ii) to the extent such transaction constitutes an Investment permitted under Section 6.05 and (iii) consisting of Equity Interests of International Subsidiaries (other than a Permitted Subsidiary Holding Company unless the transferee is a Permitted Subsidiary Holding Company) to other International Subsidiaries;

(e) Dispositions permitted by Sections 6.03 and 6.04 and Liens permitted by Section 6.02 and Dispositions of Receivables and Permitted Receivables Related Assets by International Subsidiaries (other than a Permitted Subsidiary Holdings Company) in connection with Permitted Receivables Facilities;

(f) Dispositions of cash and Cash Equivalents;

(g) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with financing transactions);

(h) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Subsidiaries;

(i) transfers of Property to the extent subject to Casualty Events;

(j) any Disposition of Property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default exists), no Event of Default shall exist or would result from such Disposition, (ii) at the time of any such Disposition, the aggregate book value of all property Disposed of in reliance on this clause (j) in any four fiscal quarter period of the Borrower (including such Disposition) would not exceed 15.0% of Consolidated Total Assets as of the most recently ended fiscal quarter of the Borrower for which financial statements have been delivered pursuant to Section 5.01(a) or (b), of which (x) up to $500,000,000 aggregate amount of Net Cash Proceeds received from any such Disposition of Property shall be eligible for reinvestment in accordance with Section 2.10(b) in assets useful for the Borrower’s or a Subsidiary’s business and (y) the remaining Net Cash Proceeds received from such Disposition of Property shall be applied by the Borrower to prepay Loans in the manner required by Section 2.10(b) and (iii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $100,000,000, the Borrower or a Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than Specified Indebtedness or liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Subsidiaries shall have been validly released by all applicable creditors in writing;

(k) Dispositions of Investments in, and issuances of any Equity Interests in, joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) Dispositions agreed upon in writing between the Borrower and the Administrative Agent on or prior to the Effective Date; and

(m) any Disposition made during a Covenant Suspension Period, other than any Disposition of all or substantially all Property of either Borrower or any Guarantor (in each case, on a consolidated basis); provided that any Disposition of Property by the Borrower to any Subsidiary of the Borrower made during a Covenant Suspension Period shall be permitted;

provided that any Disposition of any Property classified under Sections 6.11(j) and (l) shall be for no less than the fair market value of such Property at the time of such Disposition in the good faith determination of the Borrower.

SECTION 6.12. Lines of Business.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business substantially different from the businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

(b) During the Certain Funds Period and until the Closing Date:

(i) the Borrower shall not engage in any business or activity other than (I) any business or activity materially consistent with the Borrower’s past practice, (II) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder and its Guarantee of the Obligations, (III) the performance of its obligations under the Acquisition Documents, (IV) taking all actions, including executing and delivering any related agreements, for the purpose of consummating any Debt Issuance that will reduce the Commitments and/or refinance the Loans outstanding under this Agreement, the Existing Credit Agreement or the Existing Target Credit Agreement, (V) activities incidental to the consummation of the Transactions (including for the avoidance of doubt any intercompany loans (including the Intercompany Loan) made in connection with the Transactions) and/or the making of other investments, in each case entered into in connection with the Transactions, and (VI) activities necessary or advisable for or incidental to the businesses or activities described in clauses (I) to (V) of this Section 6.12(b)(i); and

(ii) no Credit Agreement Party shall consummate any transactions or series of related transactions if such transactions, taken as a whole, would reasonably be expected to materially and adversely affect any Credit Agreement Party’s ability to satisfy the Certain Funds Conditions on the Closing Date.

SECTION 6.13. Permitted Transactions. Notwithstanding anything else contained in the Loan Documents, the Borrower and its Subsidiaries shall be permitted to:

(a) if the Acquisition is initially implemented by way of a Scheme, withdraw or lapse such Scheme and instead proceed with the Acquisition by way Offer;

(b) implement the Squeeze-out Procedures; and

(c) re-register the Target as a private limited company and take any step or enter into any transaction arising as a result or part of the re-registration of the Target as a private limited company.

SECTION 6.14. Scheme and Offer Negative Covenants. Each Credit Agreement Party covenants and agrees with the Administrative Agent and the Lenders that it will not:

(a) except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed) and, to the extent necessary, the Panel, increase or decrease, or announce an increase or a decrease in, the price per share at which the Offer or Scheme (as the case may be) is proposed as set out in the Press Release (and not knowingly permit any Person acting in concert (as defined by the Panel and the City Code) to take an action requiring an increase or a decrease in such price), or otherwise increase or decrease the Acquisition consideration, but excluding (i) any increase attributable solely to stamp duty payable in respect of Target Shares acquired and (ii) any increase or decrease in an aggregate amount not to exceed 10% of the Acquisition consideration;

(b) amend, vary, waive or otherwise modify the terms and conditions of the Offer or Scheme set out in the relevant Press Release or Offer Document or Scheme Document (save as contemplated by clause (a) above or clause (e) below), or treat as satisfied any condition, the satisfaction of which involves an assessment regarding the acceptability or otherwise to the Borrower of conditions imposed by any regulatory body, if such amendment, variation, waiver, modification or treating as satisfied is material and is reasonably likely to be materially prejudicial to the interests of the Lenders under the Loan Documents, in each case except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld or delayed), or except to the extent required by the Panel, the court or any other applicable law, regulation or regulatory body (and, in the case of any such requirement, the Borrower will consult with the Administrative Agent regarding making such representations to the Panel or court as the Administrative Agent may reasonably request);

(c) make any public announcement or public statement (other than in the relevant Press Release, Scheme Documents or Offer Documents) concerning this Agreement or the parties to this Agreement (other than the Loan Parties) in connection with the financing of the Acquisition without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned) or unless required to do so by the City Code or the Panel, the court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority to the extent such action is material and is reasonably likely to be prejudicial to the interests of the Lenders under the Loan Documents;

(d) become obliged, or take any action to knowingly permit any Person acting in concert (as defined by the Panel and the City Code) with it or its Affiliates to become obliged, to make an offer to the shareholders of the Target under Rule 9 of the City Code; and

(e) in the case of an Offer, (1) declare the Offer unconditional as to acceptances until the Acceptance Condition is satisfied and the Borrower has received valid acceptances which have not been withdrawn in respect of shares in Target such that following acquisition of such shares, the Borrower would hold not less than 75% of each class of shares in the Target on a fully diluted basis or, (2) without the prior agreement of the Required Lenders, unless required to do so by the Panel, a court of competent jurisdiction or by other applicable law, extend the Offer Unconditional Date beyond the date falling 81 days after posting of the Offer Document.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Events of Default.

Any of the following events shall constitute an “Event of Default”:

(a) either Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document required to be delivered in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Credit Agreement Party shall fail to observe or perform any covenant, condition or agreement contained in Article VI, Section 5.09 or Section 5.13;

(e) any Loan Party, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent to the Borrower;

(f) the Borrower or any Material Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of (i) any Indebtedness under the Existing Credit Agreement or (ii) any Material Indebtedness, in each case, when and as the same shall become due and payable, or if a grace period shall be applicable to such payment under the agreement or instrument under which such Indebtedness was created, beyond such applicable grace period;

(g) the Borrower or any Subsidiary shall default in the performance of any obligation in respect of (i) any Indebtedness under the Existing Credit Agreement or (ii) any Material Indebtedness or any “change of control” (or equivalent term) shall occur with respect to (i) any Indebtedness under the Existing Credit Agreement or (ii) any Material Indebtedness, in each case, that results in such Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both, but after giving effect to any applicable grace period) the holder or holders of such Indebtedness or any trustee or agent on its or their behalf to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity (other than solely in Qualified Equity Interests); provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become generally unable, admit in writing its inability generally or fail generally to pay its debts as they become due;

(k) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess $50,000,000 (to the extent due and payable and not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain unpaid or undischarged for a period of thirty (30) consecutive days during which execution shall not be bonded or effectively stayed, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the assets of the Borrower and the Material Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within thirty (30) days after its issue or levy;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) except during a Collateral Suspension Period, (i) any material provision of any Collateral Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of any Collateral Document; or (iii) any Loan Party denies in writing that it has any or further liability or obligation under any Collateral Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind any Collateral Document, in each case with respect to a material portion of the Collateral purported to be covered by the Collateral Documents, or

(o) except with respect to the Guaranty of any Guarantor released pursuant to the provisions hereof, (i) any material provision of the Guaranty, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03 or 6.11) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations (other than contingent indemnification or reimbursement obligations) ceases to be in full force and effect; or (ii) any Loan Party contests in writing the validity or enforceability of any provision of the Guaranty; or (iii) any Guarantor denies in writing that it has any or further liability or obligation under the Guaranty (other than as a result of repayment in full of the Obligations (other than contingent indemnification or reimbursement obligations) and termination of the Commitments), or purports in writing to revoke or rescind the Guaranty, then, and in every such event (other than an event with respect to either Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of each Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to each Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

SECTION 7.02. Clean-Up Period.

(a) Subject to clause (b) below, notwithstanding any other provision of any Loan Document, a matter or circumstance relating exclusively to the Target or any of its subsidiaries in connection with the Acquisition which would otherwise constitute a Default or Event of Default will not constitute a Default or Event of Default (other than with respect to Section 7.01(a)) during the sixty (60) day period immediately following the Closing Date (the “Clean-Up Period”); provided that: (i) it is capable of remedy and appropriate steps are being taken to remedy it, (ii) the circumstances giving rise to it have not been procured by or approved by any Credit Agreement Party, (iii) it would not reasonably be expected to have a Material Adverse Effect and (iv) no Event of Default of the type described in Section 7.01(h), (i) or (j) has occurred and is continuing relative to the Target.

(b) If the relevant circumstances are continuing after the Clean-Up Period, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Lenders).

ARTICLE VIII

THE ADMINISTRATIVE AGENT

(a) Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither of the Borrowers nor any other Credit Agreement Party shall have rights as a third-party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. Each Secured Party appoints the Administrative Agent to act as security trustee under and in connection with any security interest which is expressed to be or is construed to be governed by English law, as set out in schedule 2 of the English law members’ charge in relation to the voting Equity Interests of Delphi International Holdings LLP.

(c) The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

(d) To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.16, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent as a result of the failure of the Administrative Agent to properly withhold any Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this clause (d). The agreements in this clause (d) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(e) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein or in the other Loan Documents), and (c) except as expressly set forth herein or in the other Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein or in the other Loan Documents) or in the absence of its own bad faith, gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in the other Loan Documents, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(f) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts in the absence of gross negligence or willful misconduct.

(g) The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

(h) The Administrative Agent may resign upon thirty (30) days’ notice to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower and (unless an Event of Default shall have occurred and be continuing) with the consent of the Borrower (which consent of the Borrower shall not be unreasonably withheld or delayed), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) with effect from the Resignation Effective Date. Upon the acceptance of its appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(i) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Documents or any related agreement or any document furnished hereunder or thereunder.

(j) The Lenders irrevocably agree:

(i) that any Lien on any Property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements, (y) Cash Management Obligations and (z) contingent reimbursement and indemnification obligations not yet accrued and payable), (B) at the time the Property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person (other than (x) in the case of a transfer by a U.S. Loan Party, any transfer to another U.S. Loan Party and (y) in the case of a transfer by an International Guarantor, any transfer to a Loan Party), (C) subject to Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02), (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guarantee under the applicable Guaranty pursuant to clause (iii) below, (E) upon release of such Lien by the agent under the Existing Loan Documents or (F) upon the occurrence of a Collateral Suspension Period;

(ii) (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(e) and in connection with securitizations and factorings of accounts receivable not otherwise prohibited by this Agreement and (B) that the Administrative Agent is authorized (but not required) to (x) release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02 and (y) release any Lien on any Property granted to or held by the Administrative Agent under any Collateral Document during a Collateral Suspension Period;

(iii) that any Guarantor shall be automatically released from its obligations under the applicable Guaranty (1) if such Guarantor (other than any Parent Guarantor or Corporation) ceases to be a Subsidiary of the Borrower or, in the case of any direct or indirect parent of the Borrower, such Person ceases to be a direct or indirect parent of the Borrower, in each case as a result of a transaction permitted hereunder or (2) upon release of such Guarantor as a guarantor under the Existing Credit Agreement; and

(iv) except during a Collateral Suspension Period, the Administrative Agent may enter into any customary intercreditor agreement, without any further consent from any Secured Party, (i) in connection with any incurrence by the Borrower or any other Loan Party of Permitted Debt Securities or (ii) with the holders of Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), and, in each case, bind the Secured Parties thereby.

Other than in connection with a Collateral Suspension Period (as it relates to Collateral Documents) or a Covenant Suspension Period (as it relates to the Guaranty (other than the Guarantees by any Parent Guarantor or Corporation)), upon request by the Administrative Agent at any time, the Required Lenders (or such greater number of Lenders as may be required pursuant to Section 9.02) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the applicable Guaranty and Collateral Documents pursuant to this paragraph (j). In each case as specified in this paragraph (j), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the applicable Guaranty, in each case in accordance with the terms of the Loan Documents and this paragraph (j).

(k) During the pendency of any bankruptcy, insolvency, receivership or other similar proceeding or any other judicial proceeding relative to any Credit Agreement Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on either Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.11 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.11 and 9.03.

(l) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations of any Credit Agreement Party under the Loan Documents or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

(m) None of the Persons identified in this Agreement as an “arranger” or “bookrunner,” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, if applicable, those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to Barclays in its capacity as an Arranger as it makes with respect to the Administrative Agent in the preceding paragraph.

(n) Parallel Debt. For purposes of Luxembourg and Netherlands law Collateral Documents only:

(i) Each Borrower irrevocably and unconditionally undertakes, as far as necessary in advance, to pay to the Administrative Agent an amount equal to the aggregate of all Obligations to all the Lenders from time to time due in accordance with the terms and conditions of this Agreement (such payment undertaking and the obligations and liabilities which are the result thereof are referred to as “Parallel Debt”).

(ii) Each of the parties to this Agreement acknowledges that (i) for this purpose, the Parallel Debt of the Borrowers constitutes undertakings, obligations and liabilities of the Borrowers to the Administrative Agent which are separate and independent from, and without prejudice to, the Obligations which the Borrowers owe to any Lender and (ii) that the Parallel Debt represents the Administrative Agent’s own claim to receive payment of such Parallel Debt by the Borrowers; provided that the total amount which may become due under the Parallel Debt of the Borrowers under this clause (k) shall never exceed the total amount which may become due under all the Obligations of the Borrowers to all the Lenders.

(iii) (A) The total amount due by the Borrowers as the Parallel Debt under this clause (k) shall be decreased to the extent that the Borrowers shall have irrevocably and unconditionally paid any amounts to the Lenders or any of them to reduce the Borrowers’ outstanding Obligations or any Lender otherwise receives any amount in irrevocable and unconditional payment of such Obligations (other than by virtue of paragraph (B) hereafter); and (B) to the extent that the Borrowers shall have irrevocably and unconditionally paid any amounts to the Administrative Agent under the Parallel Debt or the Administrative Agent shall have otherwise received monies in irrevocable and unconditional payment of such Parallel Debt, the total amount due under the Obligations shall be decreased.

(o) Administrative Agent as Joint and Several Creditor. For purposes of Luxembourg law Collateral Documents only:

(i) Each party hereto agrees that the Administrative Agent:

(A) will be the joint and several creditor (together with the relevant Lenders) of each and every obligation of each Borrower towards each Lender; and

(B) will have its own independent right to demand performance by each Borrower of those obligations.

(ii) Discharge by each Borrower of any obligation owed to the Administrative Agent or another Lender shall, to the same extent, discharge the corresponding obligation owing to the other.

(iii) Without limiting or affecting the Administrative Agent’s rights against each Borrower (whether under this Article VIII or under any other provision of this Agreement), the Administrative Agent agrees with each other Lender (on a several and divided basis) that, subject to paragraph (iv) below, it will not exercise its rights as a joint and several creditor with a Lender except with the consent of the relevant Lender.

(iv) Nothing in paragraph (iii) above shall in any way limit the Administrative Agent’s right to act in the protection or preservation of rights under or to enforce any Collateral Document as contemplated by this Agreement and/or the relevant Collateral Document (or to do any act reasonably incidental to any of the above), other than during a Collateral Suspension Period.

(p) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not monitor or inquire as to whether a ,be obligated to ascertain (x)ny Lender or Participant or prospective Lender or Participant is a Disqualified have any liability with respect to or arising out of (y)Institution or to any ,or disclosure of confidential information ,any assignment or participation of LoansDisqualified Institution.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or other electronic communications (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or transmission by electronic communication, as follows:

(i) if to the Borrower, to Delphi Corporation at 5725 Delphi Drive, Troy, Michigan 48098, Attention: Treasurer (Facsimile: (248) 813-2612), and Deputy General Counsel (Facsimile: (248) 813-3445), with a copy to Paul Hastings LLP, Attention: Michael S. Baker (Facsimile: (212) 230-7855, email: michaelbaker@paulhastings.com);

(ii) if to Corporation, to it at 5725 Delphi Drive, Troy, Michigan 48098, Attention: Treasurer (Facsimile: (248) 813-2612), and Deputy General Counsel (Facsimile: (248) 813-3445), with a copy to Paul Hastings LLP, Attention: Michael S. Baker (Facsimile: (212) 230-7855, email: michaelbaker@paulhastings.com);

(iii) if to the Administrative Agent, to Barclays Bank PLC:

Barclays Bank PLC

Bank Debt Management Group

745 Seventh Avenue

New York, NY 10019

Attn: Delphi Portfolio Manager: Sean Duggan

Tel: 212-320-6116

Facsimile: 212-526-5115

Email: sean.duggan@barclays.com

with a copy to (for payments and requests for borrowings):

Barclays Bank PLC

Loan Operations

1301 Avenue of the Americas

New York, NY 10019

Attn: Agency Services – Delphi; Christopher Aitkin

Tel: 212-320-6564

Facsimile:

Email: xrausloanops5@barclays.com; christopher.aitkin@barclays.com; and

(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address, electronic mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of delivery or three Business Days after being deposited in the mail, postage prepaid.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default at the time.

(b) Except as otherwise set forth in this Agreement or any other Loan Document (with respect to such Loan Document), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby, it being understood that a waiver of any condition precedent set forth in Section 4.01 or the waiver of any Default or mandatory prepayment shall not constitute an increase of any Commitment of any Lender, but that any waiver of any condition set forth in Section 4.02 following the Effective Date shall require the consent of the Required Lenders, (ii) reduce the principal amount of any Loan or reduce the rate of interest or premium thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “Consolidated Leverage Ratio” or in the component definitions thereof shall not constitute a reduction in the rate; provided that only the consent of the Required Lenders shall be necessary to amend Section 2.12(c) or to waive any obligation of the Borrowers to pay interest at the rate set forth therein, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each adversely affected Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender, (vi) release all or substantially all of the Guarantors from their obligations under the applicable Guaranty and

Collateral Documents without the written consent of each Lender (except in a transaction permitted hereunder); provided that during a Covenant Suspension Period, (x) the Administrative Agent may release all or substantially all of the Guarantors (other than the Guarantors that are direct or indirect parent companies of the Borrower), without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate the guarantee obligations of released Guarantors in the future, or (vii) release all or substantially all of the Collateral from the Lien of the Collateral Documents, without the written consent of each Lender; provided that during a Collateral Suspension Period, (x) the Administrative Agent may release all or substantially all of the of the Collateral from any Lien granted to or held by the Administrative Agent under the Collateral Documents, without the consent of any Lender and (y) the Required Lenders may waive or amend any requirement to reinstate Collateral in the future; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding anything in this Section 9.02 to the contrary, (a) technical and conforming modifications (including in order to correct an obvious error or any error of a technical nature jointly identified by the Administrative Agent and the Borrowers) to the Loan Documents may be made with the consent of the Borrowers and the Administrative Agent to the extent necessary to cure any ambiguity, omission, defect or inconsistency and (b) without the consent of any Lender, the Loan Parties and the Administrative Agent or any collateral agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into (x) any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interest for benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document and (y) any intercreditor agreement with the holders of Permitted Debt Securities (or any amendment or supplement thereto with respect to additional Permitted Debt Securities) or Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement (or any Permitted Refinancing Indebtedness in respect thereof), in each case, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Arranger and the Administrative Agent (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel (and, if necessary, one local counsel in each applicable jurisdiction and regulatory counsel), in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. For the avoidance of doubt, this Section 9.03(a) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(b) The Borrowers shall indemnify each Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable and documented out-of-pocket expenses, limited, in the case of legal expenses, to the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for each Indemnitee in the event of conflicts of interest), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the Syndication Letter or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby and the syndication of the Loans by the Arranger, (ii) any Loan or the use of the proceeds therefrom, (iii) to the extent relating to or arising from any of the foregoing, any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its officers, directors, employees, Affiliates or controlling Persons or (ii) except in the case of any Agent (in its capacity as such), arise from disputes solely among Indemnitees and do not involve any conduct by the Borrower or any of its Affiliates. For the avoidance of doubt, this Section 9.03(b) shall not apply to Taxes, except any Taxes that represent losses, claims, damages or liabilities arising from any non-Tax claim.

(c) To the extent that either Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d) To the extent permitted by applicable law, neither Borrower shall assert, and each of the Borrowers hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent resulting from its or its Related Parties’ gross negligence, bad faith or willful misconduct.

(e) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor; provided, however, that an Indemnitee shall promptly refund any amount received under this Section 9.03 to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted hereunder, neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than the Borrowers, their respective Affiliates, natural persons or Disqualified Institutions (provided that, no assignee shall be retroactively disqualified from becoming a Lender)) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (such consent not to be unreasonably withheld or delayed); provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment of a Loan to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignment; and

(B) the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than £5,000,000 (or $5,000,000, as applicable) and integral multiples of £1,000,000 (or $1,000,000, as applicable) in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consent;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) other than with respect to any assignment made with the consent of the Borrower in writing (it being understood that the Borrower shall be deemed to have consented to any assignment to a Person that is on the “white list” agreed to between the Borrower and the Arranger on or prior to the Effective Date) prior to the completion of the primary syndication, if any Lender assigns any of its rights or obligations under this Agreement prior to the Closing Date and the assignee defaults in its obligations to provide its pro rata share of any Certain Funds Borrowing to be made on the Closing Date, then that assigning Lender agrees to and shall provide on the Closing Date the amount that such assignee was obliged to provide pro rata the amount that the assigning Lender has assigned to such assignee.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower and any Lender (with respect to any entry relating to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations of such Sections and Section 2.18) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.16(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and each Lender shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement notwithstanding any notice to the contrary. The Administrative Agent shall not have any liability for maintaining any Participant Register.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.14, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(iv) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over it, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding any other provision of this Agreement, no Lender will assign its rights and obligations under this Agreement, or sell participations in its rights and/or obligations under this Agreement, to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation or (ii) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar executive orders.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or pdf shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations (in whatever currency) at any time owing by such Lender or Affiliate to or for the credit or the account of either Borrower against any of and all the Obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided that, in the case of any deposits or other obligations for the credit or the account of any International Subsidiary, such setoff may only be against any Obligations of International Subsidiaries. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York (without regard to the conflict of law principles thereof to the extent that the application of the laws of another jurisdiction would be required thereby).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court except that nothing in this Section 9.09 shall limit the ability of the Administrative Agent to enforce the provisions of any Loan Document against any Loan Party in any other jurisdiction. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

The foregoing shall not affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01 and, in the case of the Borrower, UK Holdco and Intermediate Holdco hereby irrevocably appoints Corporation as their agent for service of process in respect of any proceedings in New York arising from or relating to this Agreement and the other Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. Corporation hereby accepts such appointment.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, partners, members, employees, managers, administrators, trustees and agents, including accountants, legal counsel and other advisors solely for the purpose of, or otherwise directly in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof), (b) to the extent requested or required by any Governmental Authority or by the National Association of Insurance Commissioners or any representative thereof, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, however, that, to the extent practicable and permitted by law, the Borrower has been notified prior to such disclosure so that the Borrowers may seek, at the Borrowers’ sole expense, a protective order or other appropriate remedy), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder (provided, however, to the extent practicable and permitted by law, the Borrower is notified prior to such disclosure so that the Borrowers may seek, at the Borrowers’ sole expense, a protective order or other appropriate remedy), (f) subject to an agreement for the benefit of the Borrowers containing provisions at least as restrictive as those of this Section, to (i) any assignee or any prospective assignee of any of its rights or obligations under this Agreement (and to any Participant or prospective Participant in any of its rights or obligations under this Agreement) or (ii) any direct or indirect actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (g) with the consent of the Borrower or (h) to any ratings agency or the CUSIP Bureau or any similar organization or to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or, to the knowledge of such disclosing person, as a result of a breach of a confidentiality agreement with any other Person or (ii) that is or becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers not in violation of any obligation of confidentiality. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or its business, other than any such information that is publicly available (other than as a result of a breach of this Section) to the Administrative Agent or any Lender prior to disclosure by the Borrowers.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING EITHER BORROWER, THE OTHER LOAN PARTIES AND THEIR AFFILIATES AND RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED CUSTOMARY PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION INTENDED TO COMPLY WITH APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS, AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH SUCH CUSTOMARY PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. NOTHING IN THE FOREGOING SHALL (I) PREVENT ANY LENDER FROM DISCLOSING INFORMATION TO THE EXTENT PERMITTED BY THE IMMEDIATELY PRECEDING PARAGRAPH OR (II) DIMINISH THE OBLIGATION OF EITHER BORROWER TO IDENTIFY INFORMATION THAT MAY BE PROVIDED TO PUBLIC LENDERS IN ACCORDANCE WITH THE FINAL PARAGRAPH OF SECTION 5.01.

SECTION 9.13. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.15. No Fiduciary Duty. In connection with all aspects of each transaction contemplated by this Agreement, each Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that (i) each transaction contemplated by this Agreement is an arm’s-length commercial transaction, between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand, (ii) in connection with each such transaction and the process leading thereto, the Agents and the Lenders will act solely as principals and not as agents or fiduciaries of the Loan Parties or any of their stockholders, affiliates, creditors, employees or any other party, (iii) no Agent or Lender will assume an advisory or fiduciary responsibility in favor of either Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any Agent or any Lender has advised or is currently advising any Loan Party on other matters) and no Agent or Lender will have any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated in this Agreement except the obligations expressly set forth herein, (iv) each Agent and each Lender may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their affiliates, and (v) no Agent or Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Loan Parties have consulted and will consult their own legal, accounting, regulatory, and tax advisors to the extent it deems appropriate. The matters set forth in this Agreement and the other Loan Documents reflect an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Agents and the Lenders, on the other hand. Each Borrower agrees that the Loan Parties shall not assert any claims that any Loan Party may have against any Agent or any Lender based on any breach or alleged breach of fiduciary duty.

SECTION 9.16. Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation, amendments or other modifications, Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[The remainder of this page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

DELPHI AUTOMOTIVE PLC,
as Parent and the Borrower

By:	/s/ Jessica L. Holscott
Name:	Jessica L. Holscott
Title:	Treasurer

DELPHI CORPORATION, as Corporation and a Borrower

By:	/s/ Mark J. Murphy
Name:	Mark J. Murphy
Title:	Chief Financial Officer and Executive Vice President

DELPHI AUTOMOTIVE LLP, as UK Holdco

By:	/s/ David M. Sherbin
Name:	David M. Sherbin
Title:	Authorized Signatory

DELPHI AUTOMOTIVE HOLDINGS US LIMITED, as Intermediate Holdco

By:	/s/ David M. Sherbin
Name:	David M. Sherbin
Title:	“A” Director

[Delphi Corporation – Senior Bridge Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

[Delphi Corporation – Senior Bridge Credit Agreement]

BARCLAYS BANK PLC,
as Lender

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Director

[Delphi Corporation – Senior Bridge Credit Agreement]